AN OFFERING CIRCULAR PURSUANT TO THE REQUIREMENTS OF REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING INVESTORS A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

As filed with the Securities & Exchange Commission on March __, 2026

OFFERING CIRCULAR

FOR

MKG ENTERPRISES CORP.

A CALIFORNIA CORPORATION

4021 N Fresno Street Suite 107
Fresno CA 93726
Email: info@mkgenterprisescorp.com
Phone: 866-675-3933

Securities offered by Company:	up to 14,285,714 shares of series A-2 preferred stock
Price per share:	$0.35
Minimum investment amount per investor:	$500.15

MKG Enterprises Corp., (the “MKG”, “Company”, “we”, “us” or “our”) is a California corporation. The Company will be managed by our executive officers (each an “Officer” and collectively, the “Officers”). As further described in this Offering Circular (the “Offering Circular”), the Company engages in the business of mortgage brokering, residential and commercial lending, blended second-mortgage servicing, and software development. The Company integrates financial technology solutions with traditional lending operations to expand access to credit, improve borrower transparency, and deliver scalable fintech services for mortgage and consumer-finance markets.

The Company is offering by means of this Offering Circular 14,285,714 shares of series A-2 preferred stock (“Series A-2 Preferred Stock”) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein. (See “Investor Suitability” below.)

We anticipate that shares of Series A-2 Preferred Stock will be sold by the Company and our Officers, the Company and our Officers may also offer and sell shares of Series A-2 Preferred Stock through the services of a broker/dealer who is a member firm of the Financial Industry Regulatory Authority (“FINRA”).

The minimum investment amount per investor (each an “Investor” and collectively, the “Investors”) is Five Hundred and 15/100 Dollars ($500.15) for a total of one thousand four hundred twenty-nine (1,429) shares of Series A-2 Preferred Stock. Investors cannot purchase fractional shares of Series A-2 Preferred Stock. Investors whose purchase of Series A-2 Preferred Stock is accepted shall be referred to herein individually as a “Shareholder” or collectively as the “Shareholders”.

The shares of Series A-2 Preferred Stock will not initially be listed for trading on a stock exchange or other trading market, and the shares of Series A-2 Preferred Stock are subject to certain transfer restrictions.

Investing in our shares of Series A-2 Preferred Stock is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” to read about the more significant risks you should consider before buying our shares of Series A-2 Preferred Stock.

This offering is being conducted on a “best-efforts” basis, which means we (and an independent broker/dealer who would be a member of FINRA) will use commercially reasonable best efforts in an attempt to sell the shares of Series A-2 Preferred Stock. Our Officers will not receive any commission or any other remuneration for these sales. In offering the shares of Series A-2 Preferred Stock on behalf of the Company, our Officers will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

We are an “emerging growth company” under applicable United States Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements. This Offering Circular follows the disclosure format of Part I of Form 1-A pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO INVESTORS IF THE AGGREGATE PURCHASE PRICE BY INVESTORS EXCEEDS FIFTY MILLION AND N0/100 DOLLARS ($50,000,000) ANNUALLY, PURSUANT TO THE TERMS OF RULE 251 OF REGULATION A TIER II SET FORTH UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THAT INFORMATION AND THOSE REPRESENTATIONS SPECIFICALLY CONTAINED IN THIS OFFERING CIRCULAR; ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. ANY PROSPECTIVE PURCHASER OF THE SECURITIES WHO RECEIVES ANY OTHER INFORMATION OR REPRESENTATIONS

SHOULD CONTACT THE COMPANY IMMEDIATELY TO DETERMINE THE ACCURACY OF SUCH INFORMATION AND REPRESENTATIONS. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS OFFERING CIRCULAR SET FORTH ABOVE.

PROSPECTIVE PURCHASERS SHOULD NOT REGARD THE CONTENTS OF THIS OFFERING CIRCULAR OR ANY OTHER COMMUNICATION FROM THE COMPANY AS A SUBSTITUTE FOR CAREFUL AND INDEPENDENT TAX AND FINANCIAL PLANNING. EACH POTENTIAL INVESTOR IS ENCOURAGED TO CONSULT WITH HIS, HER OR ITS OWN INDEPENDENT LEGAL COUNSEL, ACCOUNTANT AND OTHER PROFESSIONALS WITH RESPECT TO THE LEGAL AND TAX ASPECTS OF THIS INVESTMENT AND WITH SPECIFIC REFERENCE TO HIS, HER OR ITS OWN TAX SITUATION, PRIOR TO SUBSCRIBING FOR SHARES OF SERIES A-2 PREFERRED STOCK. THE PURCHASE OF SHARES OF SERIES A-2 PREFERRED STOCK BY AN INDIVIDUAL RETIREMENT ACCOUNT, KEOGH PLAN OR OTHER QUALIFIED RETIREMENT PLAN INVOLVES SPECIAL TAX RISKS AND OTHER CONSIDERATIONS THAT SHOULD BE CAREFULLY CONSIDERED.

THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR HAS BEEN SUPPLIED BY THE COMPANY. THIS OFFERING CIRCULAR CONTAINS SUMMARIES OF DOCUMENTS NOT CONTAINED IN THIS OFFERING CIRCULAR, BUT ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCES TO THE ACTUAL DOCUMENTS. COPIES OF DOCUMENTS REFERRED TO IN THIS OFFERING CIRCULAR, BUT NOT INCLUDED AS AN EXHIBIT, WILL BE MADE AVAILABLE TO QUALIFIED PROSPECTIVE INVESTORS UPON REQUEST. RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)((F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)((F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR.

THE COMPANY INTENDS TO OFFER SHARES OF SERIES A-2 PREFERRED STOCK DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). PURSUANT TO RULE 251(D)(3)(I)(F), THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AFTER THE INITIAL QUALIFICATION DATE.

The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment in our shares of Series A-2 Preferred Stock.

From the Sale of shares of Series A-2 Preferred Stock	Per Share	Proceeds to Us
Public Share offering Price	$0.35	$4,999,999.90
Estimated Selling Commissions (1)	$.035	$499,999.99
Proceeds to Us Before Expenses (2)	$0.315	$4,499,999.91

(1)The Company has not entered into any underwriting, placement agent, or broker-dealer agreement as of the date of this Offering Circular. If the Company engages a SEC-registered broker-dealer who is a member of FINRA, such broker-dealer may receive selling commissions of up to 10% of the gross proceeds of this offering. The amount shown above reflects the maximum estimated commission payable if a broker-dealer is engaged for the entire offering.

(2)Net proceeds before expenses reflect gross proceeds less estimated maximum selling commissions, if any, and are approximately $4,499,999,91. Actual commissions, if paid, may be less than the amount shown above.  After deducting estimated organization and offering expenses of $111,280, net proceeds to the Company are expected to be approximately $4,388,719.91.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the Form 1-A 1 disclosure format.

The date of this Offering is March __, 2026

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IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any supplements to this Offering Circular, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments or have other material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “ADDITIONAL INFORMATION” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on our website, www.mkgenterprisescorp.com. The contents of our website (other this Offering Circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

Our Officers and those selling shares of Series A-2 Preferred Stock on our behalf in this offering will be permitted to make a determination that the purchasers of shares of Series A-2 Preferred Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our shares of Series A-2 Preferred Stock will be offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our shares of Series A-2 Preferred Stock offered hereby are offered and sold only to “qualified purchasers” or at a time when our shares of Series A-2 Preferred Stock are listed on a national securities exchange. “Qualified purchasers” include:

1.“accredited investors” under Rule 501(a) of Regulation D; and

2.all other investors so long as their investment in our shares of Series A-2 Preferred Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

However, our shares of Series A-2 Preferred Stock will be offered and sold only to those investors that are within the latter category (i.e., investors whose investment in our shares of Series A-2 Preferred Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor”. Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser”, annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

There are a number of statements in this Offering Circular which address activities, events, or developments which we expect or anticipate will or may occur in the future. These statements are based on certain assumptions and analyses we made in light of its perception of historical trends, current business and economic conditions, and expected future developments, as well as other factors we believe are reasonable or appropriate. There can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business or operations. ANY ESTIMATES OF LIKELY CASH FLOW ARE JUST THAT – ESTIMATES. CASH FLOW, IF ACHIEVED, WILL BE ERRATIC.

Potential investors can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” and similar expressions that are intended to identify forward-looking statements.  These statements are not guarantees of future performance and are subject to risks and uncertainties and other factors, some of which are beyond our control and are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating these forward-looking statements each investor should carefully consider the risks and uncertainties described in  this Offering Circular.

Factors, many of which are beyond our control, could have a material adverse effect on our operations and future prospects include, but are not limited to:

●any of the risk factors identified above;

●our ability to effectively deploy the proceeds raised in this offering;

●our ability to attract investors to purchase shares of Series A-2 Preferred Stock;

●changes in economic conditions across the United States;

●expected rates of return provided to investors;

●the ability of our Officers to manage our operations;

●the quality and performance of the receivables;

●legislative or regulatory changes impacting our business or our assets (including SEC guidance related to Regulation A or the JOBS Act);

●our compliance with applicable local, state and federal laws.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Offering Circular. All forward-looking statements are made as of the date of this Offering Circular and the risk that actual results will differ materially from the expectations expressed in this Offering Circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Offering Circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Offering Circular will be achieved.

OFFERING SUMMARY

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering Circular. This Offering Circular, together with the exhibits attached including, but not limited to, the Third Amended and Restated Articles of Incorporation filed on March 11, 2026 (the “Articles”), copies of which are attached hereto as Exhibit 2.2 and the Amended and Restated Bylaws (“Bylaws”), a copy of which is attached hereto as Exhibit 2.1, should be carefully read in its entirety before any investment decision is made.

Securities Offered:	Up to 14,285,714 shares of series A-2 preferred stock (“Series A-2 Preferred Stock”) on a “best efforts” basis to qualified Investors who meet the Investor Suitability Standards as set forth herein.
Offering Price Per Share:	$0.35 per share of Series A-2 Preferred Stock based on an $11,000,000 pre-money valuation.
Shares Outstanding Before this Offering:

As of the date of this Offering Circular, the following shares are issued and outstanding:

●12,500 shares of series A-1 preferred stock (“Series A-1 Preferred Stock”); and

●31,636,145 shares of common stock (“Common Stock”).

As of the date of this Offering Circular, the Company has not issued any options or warrants.

Outstanding Simple Agreements for Future Equity:

As of the date of this Offering Circular, the Company, the Company has issued $520,950 in simple agreements for future equity (“SAFEs”), which will convert into shares of series A-3 preferred stock (“Series A-3 Preferred Stock” with the Series A-1 Preferred Stock and Series A-2 Preferred Stock ,the “Preferred Stock” ) at the Company’s first sale of Series A-2 Preferred Stock at a price equal to $0.2782 per share of Series A-3 Preferred Stock, which equates to a 20% discount over the price per share of Series A-2 Preferred Stock

Minimum Number of Shares to Be Sold in this Offering:	There is no minimum number of shares of Series A-2 Preferred Stock to be offered in this offering.
Shares Outstanding After this Offering:

Assuming the Company sells all 14,285,714 shares Series A-2 Preferred Stock offered hereunder, the following will be the number of outstanding shares of Preferred Stock and Common Stock:

●Series A-3 Preferred Stock – 1,872,651

●Series A-2 Preferred Stock – 14,285,714

●Series A-1 Preferred Stock – 12,500

●Common Stock – 31,636,145

Regulation A Tier:	Tier 2.
Manner of Offering:	See section titled “Plan of Distribution.”
Investor Suitability Standards:

Accredited investors pursuant to Rule 501 and non-accredited investors. Pursuant to Rule 251(d)(2)(C), non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth. Non-natural non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

Termination of this Offering:

The offering will terminate upon the earlier of  (i) such time as all of the shares of Series A-2 Preferred Stock have been sold pursuant to this offering circular; (ii) the date that is twelve months from the date that this offering is qualified by the U.S. Securities and Exchange Commission unless extended by us for an additional ninety (90) days, in our sole discretion, without notice to or consent from investors; or (iii) the date at which the offering is earlier terminated by the Company in its sole discretion, which may occur at any time. We reserve the right to terminate the offering at any time and for any reason, without notice to or consent from any purchaser of shares of Series A-2 Preferred Stock in the offering.

Terms of Offering:	All subscriptions are irrevocable, subject to acceptance by the Company. We may accept or reject any subscription, in whole or in part, for any reason, in our sole discretion.
Use of Proceeds:

If we receive $4,999,999.90 of gross proceeds from the sale of our securities under this offering circular, we estimate our net proceeds, after deducting estimated expenses, will be approximately $4,388,719,91. The proceeds of this offering will be used primarily for legal, accounting, marketing and promotional activities,  real estate, technology development; and working capital and other general corporate purposes. See “Business” and “Estimated Use of Proceeds.”

Risk Factors:

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

1.The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

2.The Company is controlled by its Officers.

3.There is no current market for any of our shares of Series A-2 Preferred Stock.

Company Information:

Our principal executive offices are located at 4021 N Fresno Street Ste 107 Fresno CA 93726; our telephone number is 866-675-3933; our corporate website is located at www.mkgenterprisescorp.com. No information found on such website is part of this Offering Circular.

Commissions for Selling Shares:

Shares of Series A-2 Preferred Stock will be offered and sold directly by the Company and our Officers. No commissions for selling shares of Series A-2 Preferred Stock will be paid to the Company or the Officers. Shares of Series A-2 Preferred Stock  may also be sold by a SEC registered broker-dealer and a member of Financial Industry Regulatory Authority (“FINRA”).

Legal Counsel:

No independent counsel has been retained to represent the investors in the Company. Each investor should retain its own counsel and other appropriate advisers as to legal, regulatory and tax matters affecting investment in shares of Series A-2 Preferred Stock and its suitability for such investor.

RISK FACTORS

THE PURCHASE OF SHARES OF SERIES A-2 PREFERRED STOCK IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISK. IT IS IMPOSSIBLE TO PREDICT ACCURATELY THE RESULTS TO AN INVESTOR OF AN INVESTMENT IN SHARES OF SERIES A-2 PREFERRED STOCK BECAUSE OF THE GENERAL UNCERTAINTIES WE ARE LIKELY TO FACE.

THIS OFFERING CIRCULAR CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS ARE ONLY PREDICTIONS AND ARE NOT GUARANTEES. ACTUAL EVENTS AND RESULTS OF OPERATIONS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE TYPICALLY IDENTIFIED BY THE USE OF TERMS SUCH AS “MAY,” “WILL,” “SHOULD,” “EXPECT,” “COULD,” “INTEND,” “ANTICIPATE,” “PLAN,” “ESTIMATE,” “BELIEVE,” “POTENTIAL,” OR THE NEGATIVE OF SUCH TERMS OR OTHER COMPARABLE TERMINOLOGY. THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN ARE BASED UPON THE COMPANY’S CURRENT EXPECTATIONS, PLANS, ESTIMATES, ASSUMPTIONS AND

BELIEFS THAT INVOLVE NUMEROUS RISKS AND UNCERTAINTIES. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY’S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THE RISK FACTORS DISCUSSED BELOW. ANY ASSUMPTIONS UNDERLYING FORWARD-LOOKING STATEMENTS COULD BE INACCURATE. PURCHASERS OF SHARES OF SERIES A-2 PREFERRED STOCK ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, AND SHOULD CONSULT WITH YOUR OWN LEGAL, TAX, AND FINANCIAL ADVISORS WITH RESPECT THERETO. YOU ARE URGED TO READ THIS ENTIRE OFFERING CIRCULAR AND ANY OFFERING CIRCULAR SUPPLEMENTS BEFORE INVESTING IN SHARES OF SERIES A-2 PREFERRED STOCK.

Risks Related to our Business, Operating Results and Industry

We have a limited operating history, which makes it difficult to accurately evaluate our business prospects.

We were formed in 2013 to be a financial service company. We cannot assure at this time that we will be able to commence our planned operations, that we will operate profitably, or that we will have adequate working capital to conduct our business. We intend to invest heavily in real estate, technology and software as a service. As a result, we will incur operating losses until we earn sufficient revenue from real estate loan origination, mortgage note investing, loan servicing and technology development.

The COVID-19 pandemic may have an adverse impact on our business.

The COVID-19 pandemic has negatively impacted the U.S. economy, disrupted supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets, increased unemployment levels and decreased consumer confidence generally. In addition, the pandemic has resulted in temporary closures of many businesses and the enforcement of social distancing in many states and communities.

The extent of the impact of the COVID-19 pandemic on our business, operations, and prospects will depend on a number of evolving factors, including:

●The duration, extent, and severity of the pandemic. COVID-19 has not been contained and could affect significantly more households and businesses. The duration and severity of the pandemic continue to be impossible to predict.

●The response of governmental and nongovernmental authorities. Many of the actions taken by authorities have been directed at curtailing personal and business activity to contain COVID-19 while simultaneously deploying fiscal-and monetary-policy measures to assist in mitigating the adverse effects on individuals and businesses. These actions are not consistent across jurisdictions but, in general, have been rapidly evolving in scope and intensity.

●The effect on our targeted markets. COVID-19 and its associated consequences and uncertainties may affect individuals, households, and businesses differently and unevenly. In the near term if not longer, we generally expect that our targeted market may be adversely impacted. We also cannot predict if the impact will be short-lived or long-lasting.

The duration of these business interruptions and related impacts on our proposed business and operations, which will depend on future developments, are highly uncertain and cannot be reasonably estimated at this time. Even after COVID-19 has subsided, we may continue to experience materially adverse impacts to our business as a result of the virus’s global economic impact, including the availability of credit, adverse impacts on our liquidity and any recession that has occurred or may occur in the future.

The forecasts of market growth included in this offering circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this offering circular, some of which reflecting pre-COVID-19 data, may prove to be inaccurate. Even if these markets experience the forecasted growth described in this offering circular, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties, including our ability to raise sufficient capital. Accordingly, the forecasts of market growth included in this offering circular should not be taken as indicative of our future growth.

Our future profitability is uncertain.

We have incurred losses since the beginning of our operations and we will continue to have losses in the future as we incur additional expenses to execute our business plan and fuel our potential growth. We expect to make significant expenditures to ProPort software development and loan origination and further develop our business. We will have to begin to generate and sustain and increase revenues to achieve or maintain profitability. We may not generate sufficient revenues to achieve or maintain profitability in the future. We may incur significant losses in the future for a number of reasons, including those discussed in other risk factors and factors that we cannot foresee.

We will need additional financing to execute our business plan which we may not be able to secure on acceptable terms, or at all.

We currently rely on external financing to fund our operations. We expect capital outlays and operating expenditures to increase over the next few years as we expand our infrastructure, commercial operations, development activities and establish offices.

Our future funding requirements will depend on many factors, including but not limited to the following:

●The cost of expanding our operations;

●The financial terms and timing of any collaborations, licensing or other arrangements into which we may enter;

●The rate of progress and cost of development activities;

●The need to respond to technological changes and increased competition;

●The costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

●Sales and marketing efforts; and

●Lack of demand.

We may have difficulty obtaining additional funding and we cannot assure you that additional capital will be available to us when needed, if at all, or if available, will be obtained on terms acceptable to us. If we raise additional funds by issuing additional debt securities, such debt instruments may provide for rights, preferences or privileges senior to our equity securities, including Series A-2 Preferred Stock. In addition, the terms of debt securities that we might issue could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights that are not favorable to us. If adequate funds are not available, we may have to delay, scale back, or eliminate some of our operations or our commercialization activities. Under these circumstances, if our Company is unable to acquire additional capital or is required to raise it on terms that are less satisfactory than desired, it may have a material adverse effect on its financial condition.

In order for us to compete and grow, we must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or hinder our business. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in our development, loss of customers and sales and diversion of management resources, which could adversely affect operating results.

Our internal control over financial reporting may be ineffective.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of the material weaknesses are not effective, or if we experience additional material weaknesses or significant deficiencies in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Common Stock.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report. We do not know whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

In connection with the preparation of the Company’s 2023 and 2024 financial statements, we and our independent auditors identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

These material weakness related to the following:

1.The Company does not have written documentation of their internal control system in accordance with the requirements of the Committee on Sponsoring Organizations (“COSO”) or some similarly appropriate internal control methodology.

During 2025, the Company commenced remediation efforts to address the identified material weakness which including engaging third-party professionals with whom to consult regarding complex accounting applications.

However, we cannot assure you that these measures will significantly improve or remediate the material weakness described above. As of the date of this Offering Statement, the material weakness have not been remediated.

We may discover additional weaknesses in our system of internal financial and accounting controls and procedures that could result in a material misstatement of our financial statements. Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

Any adverse changes in our relationship with our Officers could hinder our operating performance and the return on your investment.

Our Officers manage our operations. Our ability to achieve our investment objectives and to pay dividends is dependent upon the performance of our Officers who are charged with the operation of our day-to-day activities. Any adverse changes in our relationship with our Officers could hinder our Officers’ ability to successfully manage our operations and grow the Company.

If our techniques for managing risk are ineffective, we may be exposed to unanticipated losses.

In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.

Our techniques for managing risks may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to unanticipated losses in our net asset value and therefore a reduction in our revenues.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our business prospects and results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to our business and impairment of our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business, and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Risks Related to this Offering and Ownership of our Series A-2 Preferred Stock

Because no public trading market for your shares of Series A-2 Preferred Stock currently exists, it will be difficult for you to sell your shares of Series A-2 Preferred Stock and, if you are able to sell your shares of Series A-2 Preferred Stock, you will likely sell them at a substantial discount to the public offering price.

There is no public market for our shares of Series A-2 Preferred Stock. Until our shares of Series A-2 Preferred Stock are listed, if ever, you may not sell your shares of Series A-2 Preferred Stock unless the buyer meets the applicable suitability and minimum purchase standards. It will be difficult for you to redeem and/or sell your shares of Series A-2 Preferred Stock promptly or at all. If you are able to sell your shares of Series A-2 Preferred Stock, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares of Series A-2 Preferred Stock would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares of Series A-2 Preferred Stock, you should purchase our shares of Series A-2 Preferred Stock only as a long-term investment and be prepared to hold them for an indefinite period of time.

The Company cannot guarantee that investors will receive any return on their investment.

There is no guarantee that the Company will be able to make any dividend payments or, if there are any, when they will be made, or for that matter, that investors will not lose all of their investment. Available cash, if any, shall at all times be subject to the required payment of Company expenses and the maintenance of reserves deemed appropriate by the Company, and restrictions under the Company’s loan documents (if any).

Shareholders’ rights to dividends are expected to be subordinate to the lender’s rights.

The right of the Shareholders to receive dividends from the Company is expected to be subordinate to the rights of the Company’s lender(s). In the event the Company were to default in its obligations to the lender, the Company would be prohibited from declaring and making dividend payments to the investors until the default were cured.

The price at which our shares of Series A-2 Preferred Stock are being offered was arbitrarily determined; the actual value of your shares of Series A-2 Preferred Stock may be substantially less than what you pay.

The price per share of Series A-2 Preferred Stock shown was determined by our Officers based on comparable companies. The per share of Series A-2 Preferred Stock selling price bears no relationship to our book or asset values or to any other established criteria for valuing shares of Series A-2 Preferred Stock. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation.

Your interest in us may be diluted if we issue additional shares, including additional shares of Series A-2 Preferred Stock.

Investors purchase shares of Series A-2 Preferred Stock in this offering will be protected from further dilution by the Company, such that following the conclusion of this offering, if the Company were to issue additional shares (regardless of the class or series of such shares), each investor could purchase his, her or its pro rata share of such shares such that the investor’s percentage interest in the Company remains the same both prior to and after the issuance of such additional shares.  If an investor were to decline to purchase such additional shares, such investor will be diluted.

Shareholders may experience a loss on dissolution and termination of the Company.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of our assets, if any, will be distributed to the Shareholders, but only after the satisfaction of claims of creditors. Accordingly, the ability of a Shareholder to recover all or any portion of its investment in the Company under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom. There is no guarantee of a return of the Shareholder’s invested capital.

The merits of this offering have not been approved by any broker/dealer.

The Company may not market and sell the shares of Series A-2 Preferred Stock through any broker/dealers. Broker/dealers have a duty to a prospective purchaser to ensure that an investment is suitable for that purchaser, that the broker/dealer has conducted adequate due diligence with respect to an offering and that the offering complies with federal and state securities laws. Although the Company has a duty under applicable securities laws to make sure this Offering Circular is accurate and complete, this Offering Circular has not been reviewed by an independent third party, including broker/dealers.

An investment in the shares of Series A-2 Preferred Stock is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Our business is speculative, and consequently there can be no assurance that we will satisfy any of our business goals. An investment in the shares of Series A-2 Preferred Stock involves a high degree of risk, and no assurance can be given that our cash flow, profits, and capital will be sufficient to make current or liquidating distributions as planned. Investors may not realize any return on their investment, and could lose their entire investment altogether.

This offering is focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of our offering, and we may not raise adequate capital to implement our business strategy.

Our shares of Series A-2 Preferred Stock will be offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, or (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year) and (ii) all other investors so long as their investment in the particular issuer does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, our shares of Series A-2 Preferred Stock may be sold primarily to those investors that are within the latter category (i.e., investors whose investment in our shares of Series A-2 Preferred Stock does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor”.  Therefore, our target investor base inherently consists of persons that may not have the high net worth or income that investors in a traditional initial public offerings have, where the investor base is typically composed of “accredited investors”.

Our reliance on attracting investors that may not meet the net worth or income requirements of “accredited investors” carries certain risks that may not be present in traditional initial public offerings. For example, certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than “accredited investors”, which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our goal of raising $4,999,999.90 in our offering. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this offering, and a larger investor base involves increased transaction costs, which will increase our expenses.

An investment in our shares is a speculative investment and, therefore no assurance can be given that you will realize your investment objectives.

No assurance can be given that investors will realize a return on their investments in us or that they will not lose their entire investment in our shares. For this reason, each prospective investor of our shares should carefully read this Offering Circular. ALL SUCH PERSONS OR ENTITIES SHOULD CONSULT WITH THEIR ATTORNEY OR FINANCIAL ADVISOR PRIOR TO MAKING AN INVESTMENT.

If investors successfully seek rescission, we would face severe financial demands that we may not be able to meet.

Our shares of Series A-2 Preferred Stock have not been registered under the Securities Act of 1933, or the Securities Act, and are being offered in reliance upon the exemption provided by Section 3(b) of the Securities Act and Regulation A promulgated thereunder. We represent that this Offering Circular does not contain any untrue statements of material fact or omit to state any material fact necessary to make the statements made, in light of all the circumstances under which they are made, misleading. However, if this representation is inaccurate with respect to a material fact, if this offering fails to qualify for exemption from registration under the federal securities laws pursuant to Regulation A, or if we fail to register the shares of Series A-2 Preferred Stock or find an exemption under the securities laws of each state in which we offer the shares of Series A-2 Preferred Stock, each investor may have the right to rescind his, her or its purchase of the shares sold hereunder and to receive back from our Company his, her or its purchase price with interest. Such investors, however, may be unable to collect on any judgment, and the cost of obtaining such judgment may outweigh the benefits. If investors successfully seek rescission, we would face severe financial demands we may not be able to meet and it may adversely affect any non-rescinding investors.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to fully execute our growth strategy if this offering yields insufficient gross proceeds.

If you invest in the Series A-2 Preferred Stock and less than all of the offered shares are sold, the risk of losing your entire investment will be increased. We are offering our Series A-2 Preferred Stock on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered Series A-2 Preferred Stock will be sold. If less than $4,999,999.90 of Series A-2 Preferred Stock is, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost. No assurance can be given to you that any funds will be invested in this offering other than your own.

We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds of this offering for The Company intends to use the net proceeds of this offering to expand its lending and servicing infrastructure and enhance technology capabilities supporting its mortgage and consumer-finance operations; and working capital and other general corporate purposes.

However, our management has broad discretion over how these proceeds are to be used and based on unforeseen technical, commercial or regulatory issues could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations.

We have never paid cash dividends on our stock and we do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

We may terminate this offering at any time during the offering period.

We reserve the right to terminate this offering at any time, regardless of the number of shares sold. In the event that we terminate this offering at any time prior to the sale of all of the shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our Company and no funds will be returned to subscribers.

We will be subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our stockholders will receive less information.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for public companies reporting under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. If we elect to take advantage of the benefits of this extended transition period, our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion, (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

If we decide to apply for the quotation of our common stock on the OTCQB or OTCQX market, we will be subject to the OTC Market’s Reporting Standards, which can be satisfied in a number of ways, including by remaining in compliance with (i) the SEC reporting requirements, if we elect to become a public reporting company under the Exchange Act, or (ii) Regulation A reporting requirements, if we elect not to become a reporting company under the Exchange Act.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and our stockholders could receive less information than they might expect to receive from more mature public companies.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. The offering price for our shares has been determined by us and does not necessarily bear any relationship to the value of our assets, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of such shares.

By purchasing Series A-2 Preferred Stock in this offering, Shareholders are bound by the arbitration provisions contained in the Subscription Agreement limit a Shareholder’s ability to bring class action lawsuits or seek remedy on a class basis, including with respect to securities law claims.

By purchasing shares in this offering, Shareholders agree to be bound by the arbitration provisions contained in our Subscription Agreement (the “Arbitration Provision”). Such Arbitration Provision applies to claims under the U.S. federal securities laws and to all claims that are related to the Company, including with respect to this offering, the Company’s holdings, its Series A-2 Preferred Stock, ongoing operations and the management of the Company’s investments, among other matters and limit the ability of Shareholders to bring class action lawsuits or similarly seek remedy on a class basis.

By agreeing to be subject to the Arbitration Provision, Shareholders are severely limiting their rights to seek redress against the Company in court. For example, a Shareholder may not be able to pursue litigation for any claim in state or federal courts against the Company, the Board members, Officers and employees including with respect to securities law claims, and any awards or remedies determined by the arbitrators may not be appealed. In addition, arbitration rules generally limit discovery, which could impede a Shareholder’s ability to bring or sustain claims, and the ability to collect attorneys' fees or other damages may be limited in the arbitration, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

Specifically, the Arbitration Provision provides that either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a claim be final and binding arbitration. The Company has not determined whether it will exercise its right to demand arbitration but reserve the right to make that determination on a case by case basis as claims arise. In this regard, the Arbitration Provision is similar to a binding arbitration provision as the Company is likely to invoke the Arbitration Provision to the fullest extent permissible.

Any arbitration brought pursuant to the Arbitration Provisions must be conducted in the State of California, in Fresno, California. The term “Claim” as used in the Arbitration Provisions is very broad and includes any past, present, or future claim, dispute, or controversy involving a Shareholder (or persons claiming through or connected with the Shareholder), on the one hand, and the Company (or persons claiming through or connected with the Company), on the other hand, relating to or arising out of the Shareholder’s subscription agreement, the Company and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except an individual Claim that Shareholder may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court) the validity or enforceability of the Arbitration Provisions, any part thereof, or the entire subscription agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of the Arbitration Provisions is to be given the broadest possible interpretation that will permit it to be enforceable. Based on discussions with and research performed by the Company’s counsel, the Company believes that the Arbitration Provisions are enforceable under federal law, the laws of the State of California, or under any other applicable laws or regulations. However, the issue of enforceability is not free from doubt and to the extent that one or more of the provisions in the Subscription Agreement with respect to the Arbitration Provisions or otherwise requiring Shareholders to waive certain rights were to be found by a court to be unenforceable, the Company would abide by such decision.

Further, potential Shareholders should consider that Subscription Agreement restricts the ability of the Shareholders to bring class action lawsuits or to similarly seek remedy on a class basis, unless otherwise consented to by the Company or its Board members and Officers. These restrictions on the ability to bring a class action lawsuit are likely to result in increased costs, both in terms of time and money, to individual Shareholders who wish to pursue claims against the Company.

BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISIONS, SHAREHOLDERS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

Risks Related to Benefit Plan Investors

Fiduciaries investing the assets of a trust or pension or profit sharing plan must carefully assess an investment in our Company to ensure compliance with ERISA.

In considering an investment in our Company of a portion of the assets of a trust or a pension or profit-sharing plan qualified under Section 401(a) of the Code and exempt from tax under Section 501(a), a fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404 of ERISA; (ii) whether the investment is prudent, since the shares sold hereunder are not freely transferable and there may not be a market created in which the shares sold hereunder may be sold or otherwise disposed; and (iii) whether interests in our Company or the underlying assets owned by our Company constitute “Plan Assets” under ERISA. See “ERISA Considerations.”

YOU SHOULD CONSULT WITH YOUR OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AS TO THE LEGAL, TAX, ACCOUNTING AND OTHER CONSEQUENCES OF AN INVESTMENT IN SHARES OF COMMON STOCK.

PURSUANT TO INTERNAL REVENUE SERVICE CIRCULAR NO. 230, BE ADVISED THAT ANY FEDERAL TAX ADVICE IN THIS COMMUNICATION, INCLUDING ANY ATTACHMENTS OR ENCLOSURES, WAS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY PERSON OR ENTITY TAXPAYER, FOR THE PURPOSE OF AVOIDING ANY INTERNAL REVENUE CODE PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON OR ENTITY. SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION(S) OR MATTER(S) ADDRESSED BY THE WRITTEN ADVICE. EACH PERSON OR ENTITY SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

PLAN OF DISTRIBUTION

The Company is offering up to $4,999,999.90 of our shares of Series A-2 Preferred Stock pursuant to this Offering Circular on a best efforts basis at a price of $0.35 per share. We anticipate that shares of Series A-2 Preferred Stock will be sold by the Company and our Officers, the Company and our Officers will also offer and sell shares of Series A-2 Preferred Stock through the services of the Financial Industry independent broker/dealers who are member firms Regulatory Authority on a continuous and ongoing basis. The Officers who will be offering the shares of Series A-2 Preferred Stock are not deemed to be brokers under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended. In accordance with the provisions of Rule 3a4-1(a), Officers who sell shares of Series A-2 Preferred Stock will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

While most shares of Series A-2 Preferred Stock are expected to be offered and sold directly by the Company and the Officers, the Company may engage a SEC registered broker-dealer and a member of Financial Industry Regulatory Authority (“FINRA”), to sell shares of our Series A-2 Preferred Stock.

The offering will terminate upon the earlier of  (i) such time as all of the shares of Series A-2 Preferred Stock have been sold pursuant to this offering circular; (ii) the date that is twelve months from the date that this offering is qualified by the U.S. Securities and Exchange Commission unless extended by us for an additional ninety (90) days, in our sole discretion, without notice to or consent from investors; or (iii) the date at which the offering is earlier terminated by the Company in its sole discretion, which may occur at any time. We reserve the right to terminate the offering at any time and for any reason, without notice to or consent from any purchaser of shares of Series A-2 Preferred Stock in the offering.

Once the SEC qualifies this offering, we are permitted to generally solicit investors nationwide by use of various advertising mediums, such as print, radio, TV, and the Internet. We plan to primarily use the Internet through a variety of existing Internet advertising mechanisms, such as adwords and search engine optimization (e.g., placement on Yahoo and Google). As a result, it is anticipated that Internet traffic will arrive at a section of our website where prospective investors can find additional information regarding this offering and may initiate a purchase of the shares of Series A-2 Preferred Stock in compliance with the Subscription Agreement.

Compensation Payable to FINRA Members

While most shares of Series A-2 Preferred Stock are expected to be offered and sold directly by the Company and the Officers, the Company the Company may engage a SEC registered broker-dealer and a member of Financial Industry Regulatory Authority (“FINRA”), to sell shares of our Series A-2 Preferred Stock.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the Company’s website, as well as on the SEC’s website at www.sec.gov.

In order to subscribe to purchase our shares of Series A-2 Preferred Stock, a prospective investor must electronically complete, sign and deliver to us an executed Subscription Agreement like the one attached to this Offering Circular as Exhibit 4.1, and wire funds for its subscription amount in accordance with the instructions provided therein.

An investor will become a Shareholder, including for tax purposes, and the shares of Series A-2 Preferred Stock will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the Company accepts the investor as a Shareholder.

We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

Commencement of Offering Period

The offering period will commence upon this Offering Circular being qualified by the SEC.

Qualified Purchasers and Blue Sky Laws

Our shares of Series A-2 Preferred Stock are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our shares of Series A-2 Preferred Stock offered hereby are offered and sold only to “qualified purchasers.” “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our shares of Series A-2 Preferred Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

Transferability of our shares of Series A-2 Preferred Stock.

Our shares of Series A-2 Preferred Stock are generally not freely transferable by Shareholders. Transfer of shares of Series A-2 Preferred Stock by Shareholders is restricted by applicable securities laws and regulations.

Advertising, Sales and Promotional Materials.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our shares of Series A-2 Preferred Stock, these materials will not give a complete understanding of this offering, us or our shares of Series A-2 Preferred Stock and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in our shares of Series A-2 Preferred Stock.

Supplements and Post-Qualification Amendments to this Offering Circular.

In compliance with Rule 253(e) of Regulation A, we shall revise this Offering Circular during the course of the offering whenever information herein has become false or misleading in light of existing circumstances, material developments have occurred or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide updated financial statements and shall be filed as an exhibit to the Offering Circular and be requalified under Rule 252.

ESTIMATED USE OF PROCEEDS

The below table sets forth our estimated use of proceeds from this offering. We will realize gross proceeds from the offering of up to $4,999,999.90 if we raise the maximum amount. We anticipate the proceeds will generally be used as detailed below. The estimates set forth below do not take into account the use of any financial leverage and are not intended to represent the order of priority in which the proceeds may be applied. We expect to use substantially all of the net proceeds from this offering (after paying or reimbursing organization and offering costs and expenses, which include legal and accounting costs) for investment purposes. We may not be able to promptly use the net proceeds of this offering to acquire assets. In the interim, we may invest in money market accounts. Such money market accounts will not earn as high of a return as we expect to earn on our business.

The offering scenario presented below is for illustrative purposes only and the actual amounts of proceeds, if any, may differ. Some of the numbers in the below table have been rounded.

	Maximum Offering

	Amount	Percentage of Gross Proceeds

Gross Offering proceeds (1)	$4,999,999.90	100.00%
Organization and Offering (2)	($111,280.00)	(2.23%)
Selling Commissions	($499,999.99)	(10.00%)
Total Offering and Organization Expenses and Fees	($611,279.99)	(12.23%)
Available for Investment	$4,388,719.91	87.77%

____________________________________________

(1)The costs shown in this Estimated Use of Proceeds are based on the Company’s’ expectations for the total costs to subscribe and close the offering. Our management has significant flexibility and broad discretion in applying the net proceeds received in this offering. We may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate. We cannot assure that the capital budget will be sufficient to satisfy our operational needs, or that we will have sufficient capital to fund our business.

(2)The Officers will be entitled to reimbursement for expenses incurred in connection with the organization of the Company’s organizational and offering expenses. Actual organization and offering expenses may vary from the budgeted amount shown, but shall include, but not be limited to, legal and accounting expenses.

EXECUTIVE SUMMARY

We operate as a fintech-powered mortgage lender and diversified financial services provider, focusing on underserved markets. Our operations span mortgage lending, tax advisory, insurance solutions, and financial technology development through our proprietary ProPort platform.

Subsidiaries and Subsidiaries’ Business

MKG Enterprises Corp is the operating parent company of a diversified group of financial, insurance, and technology subsidiaries designed to provide vertically integrated services to consumers and professionals.

● MKG Tax Consultants LLC – Provides nationwide tax preparation, bookkeeping, payroll, and advisory services to individuals and small businesses. The company operates under a Regulation D Rule 504 PTIN Membership Equity Program, which offers performance-based equity units to qualified tax professionals. This model promotes professional retention and fosters long-term alignment between independent preparers and corporate growth.

● Brightpath Life Insurance Solutions Inc. – A licensed life and annuity insurance agency offering mortgage protection, living-benefit, and retirement-income products. Brightpath operates through a growing national agent network and leverages MKG’s technology to integrate with mortgage and tax divisions. The company differentiates itself through compliance-driven agent training, transparent compensation structures, and client-centered financial wellness education.

Each subsidiary contributes to MKG Enterprises Corp’s mission of providing inclusive, technology-enabled access to lending, protection, and wealth-building opportunities while maintaining compliance with federal and state regulatory requirements.

ProPort platform

The ProPort Platform is MKG Enterprises Corp’s proprietary financial technology system that integrates operations across mortgage lending, tax services, and insurance solutions. Designed as a white-label SaaS platform, ProPort allows independent professionals and partner firms to deliver financial services under their own branding while benefiting from MKG’s secure infrastructure.

Key features include:
●  Customer Relationship Management (CRM) – Unified client database with pipeline tracking and automated communication tools.
●  Digital Wallet and Payment Processing – Enables compliant fund transfers, escrow payments, and loan servicing transactions.
●  Accounting and Tax Integration – Automates data flow between tax filings, income verification, and underwriting processes.
●  Marketing Automation – Supports lead generation, content delivery, and client retention campaigns.
●  API Connectivity – Integrates with Plaid, the U.S. Department of the Treasury, and mortgage APIs for real-time tax-transcript and wage verification.

ProPort serves as the digital foundation for MKG’s mortgage-banking and loan-servicing expansion, linking borrower data, income verification, and financial identity management in one secure, compliant ecosystem. The platform is being expanded to include biometric authentication and facial recognition for enhanced identity protection.

Technology and Intellectual Property

MKG Enterprises Corp has developed proprietary financial-technology infrastructure designed to support secure, compliant, and scalable operations across its mortgage, tax, and insurance business lines. The Company’s technology assets form a critical foundation for its transition into mortgage banking, note servicing, and fintech SaaS distribution.

Core Technology Assets

•ProPort Platform: MKG’s proprietary white-label financial-services platform integrates mortgage lending, tax preparation, and insurance operations into a unified, cloud-based environment. The system automates client onboarding, document collection, payment processing, and compliance monitoring while supporting multi-entity scalability.

The Company’s ProPort platform remains in the research and development stage. The architecture, design specifications, and technological framework for the system are still being evaluated and refined. The Company has not yet completed final engineering, testing, or deployment of the platform and does not currently generate material revenue from its operation.

ProPort is intended to serve as a unified, cloud-based software-as-a-service (SaaS) ecosystem integrating mortgage lending, tax preparation, insurance, and client-relationship management functions. The Company owns the source code for its Laravel database and for both of its native mobile applications—Kotlin (Android) and Swift (iOS). These applications have been sunset and are in the process of being redesigned into a single cross-platform codebase to improve maintainability, data security, and long-term scalability.

As part of this transition, the Company is consolidating its legacy mobile assets into a modern, unified architecture that will simplify updates, strengthen encryption, and reduce infrastructure costs. Integration work includes user-authentication modules, encrypted data transfer, and compliance alignment with SOC 2, CCPA, and GLBA standards. MKG retains full intellectual-property rights to all existing and future versions of the ProPort platform, including its Laravel database schema, Kotlin and Swift source code repositories, and all derivative works.

There can be no assurance that the Company will be able to complete development of the ProPort platform on the anticipated timeline or that the final product will achieve commercial viability once released. The ultimate success of the platform will depend on a number of factors, including available funding, market adoption, regulatory compliance, and the performance of third-party technology partners.

As of the date of this Offering Circular, the Company continues to allocate resources to software research, infrastructure design, and prototype validation and anticipates initiating pilot testing and limited beta deployment in future fiscal periods upon completion of development milestones.

•Tax-Filing Application: Originally launched in 2022, MKG’s internally developed tax-filing mobile application is being rebuilt on a modern, cloud-native architecture. The Company maintains 100% ownership of the source code and associated intellectual property.

•Biometric and Identity-Verification Systems: The upgraded mobile application will incorporate proprietary biometric identification and facial-recognition technology for secure user authentication, preventing unauthorized access and identity theft.

•KYC/AML Integration: The Company’s integration with Plaid enables real-time bank-account verification and Know Your Customer (KYC) / Anti-Money-Laundering (AML) compliance verification, ensuring both user identity accuracy and regulatory adherence.

•U.S. Department of the Treasury API Integration: MKG has developed a secure application programming interface (API) framework that will connect directly with the U.S. Department of the Treasury and Internal Revenue Service (IRS) systems for the retrieval of tax and wage transcripts. This feature supports automated income verification for mortgage underwriting, seller-financing servicing, and identity-theft protection workflows.

•SOC 2 and CCPA Compliance Framework: All technology systems are being designed in accordance with SOC 2 standards for data security, confidentiality, and integrity, as well as compliance with the California Consumer Privacy Act (CCPA) and Gramm-Leach-Bliley Act (GLBA).

•Proprietary Software and Trade Secrets: MKG’s technology assets, including its mobile app, source code, API framework, and integrated ProPort platform, are proprietary. These assets constitute trade secrets that provide the Company with a defensible intellectual-property advantage in the mortgage-fintech market.

Strategic Objective

Through ongoing technology investment, MKG aims to create a secure, data-driven ecosystem that unifies borrower, taxpayer, and policyholder information under one verified identity. The Company’s goal is to establish an industry-leading position in biometrically verified financial transactions, secure data exchange, and integrated compliance technology—positioning MKG Enterprises Corp as a trusted innovator in fintech-powered mortgage banking.

MKG’s Competition

MKG Enterprises Corp competes across four core verticals: mortgage lending, tax advisory, insurance, and fintech.
Each division operates in a competitive market but benefits from MKG’s shared technology, branding, and cross-referral ecosystem.

●Mortgage Lending and Servicing: Competitors include Rocket Mortgage, LoanDepot, and Better.com. MKG differentiates itself through DSCR, FHA, VA, Conventional, and Blended Second Mortgage programs and by offering seller-financing and private-note servicing, which are underserved niches in today’s market.

●Tax Services: Competes with H&R Block, Jackson Hewitt, Liberty Tax, Intuit TurboTax, and regional CPA firms. MKG’s hybrid model combines remote tax filing, advisory support, and equity-based participation through its PTIN Membership Equity Program, allowing preparers to build ownership while expanding client reach.

●Insurance (Brightpath Life Insurance Solutions Inc.): Competes with World Financial Group (WFG), First Financial Security (FFS), Freedom Equity Group (FEG), and Symmetry Financial Group. Brightpath focuses on compliance, professional training, and client trust over multi-tier recruitment.

●Fintech / SaaS: Competes with Salesforce Financial Services Cloud, HubSpot, and Freshworks. MKG’s ProPort platform offers a unified, cross-industry solution integrating lending, tax, and insurance—creating a one-stop ecosystem rarely replicated in competing fintech environments.

The Market

MKG operates within several major U.S. financial-service industries representing trillions in combined market opportunity:

●Mortgage Market: The digital mortgage and seller-financing sectors continue to expand as borrowers seek flexible underwriting options and online accessibility.

●Tax Services: Increasing regulatory complexity and consumer preference for digital services sustain strong demand for secure, technology-driven tax solutions.

●Life Insurance and Annuities: protection products aligning with Brightpath Life’s portfolio strategy.

●Fintech & SaaS Solutions: integrated fintech and software solutions.

MKG’s integrated model allows cross-vertical data sharing, enabling cost efficiency and enhanced client retention across lending, insurance, and tax service sectors—addressing underserved demographics and small business markets.

Barriers to Entry

MKG operates in highly regulated industries where substantial barriers protect established participants:

●Regulatory Complexity: Mortgage, insurance, and tax services require compliance.

●Capital Investment: Mortgage banking and servicing infrastructure require extensive capitalization for warehouse lines, trust accounting, and escrow-management systems—discouraging underfunded competitors.

●Technology & Security Requirements: SOC 2-compliant architecture and compliance costs.

●Data Integrity & Treasury API Integration: MKG’s proprietary integrations technical moat not easily replicated.

●Brand Credibility & Cross-Domain Expertise: MKG’s decade-long reputation across mortgage lending, tax, and insurance—supported by internal audit controls and transparent governance—creates trust barriers for new entrants attempting to compete across multiple financial sectors simultaneously.

Employees, Principals, Personnel

We currently have 2 full-time employees and 3 part-time employees for a total of 5 employees.

Office Locations

Our offices are located at 4021 N Fresno St, #107, Fresno, CA 93726. We believe this office space will be sufficient to meet our needs for the foreseeable future.

MANAGEMENT

The Company’s day-to-day operations are managed by the Company’s Officers. The Company’s board of directors (“Board”) oversees the Company’s management and appoints the Company’s Officers, who serve at the discretion of the Board.

We rely on our management team to act on our behalf. The Company believes its management team has the capability to dedicate such time to the affairs of the Company as may be reasonable required.

Name	Position	Age
Officers:
Marshawn Govan	Chief Executive Officer and President	47
Erin Frey	Chief Financial Officer and Treasurer	57
Directors:
Marshawn Govan	Chairman	47
Erin Frey	Director	57
Michelle Morales	Director	44
Laneesha Senegal	Director	48
Dr. Rashid Saqib	Director	58

Marshawn Govan, Chief Executive Officer & President

Marshawn Govan is the Founder, President, and Chief Executive Officer of MKG Enterprises Corp. He has more than 17 years of experience in mortgage lending, tax preparation, insurance, construction management, and financial-technology operations. His professional background includes licensing as a Mortgage Loan Officer (NMLS #1370676), IRS Registered Tax Preparer, CTEC Registered Tax Preparer, and California-licensed insurance agent. Prior to founding MKG, Mr. Govan also held a California General Building Contractor license, which established his early foundation in project management and regulatory compliance.

As CEO, Mr. Govan oversees the Company’s overall strategic direction, product development, and expansion of its integrated financial-services platform. His leadership includes directing the Company’s evolution from a mortgage brokerage into a multi-subsidiary fintech enterprise offering lending, tax, insurance, and digital financial-technology services. He continues to lead MKG’s efforts relating to capital formation, audit readiness, and preparation for future public-market activities. Mr. Govan was recognized by Marquis Who’s Who (2023) for contributions to financial-technology innovation and community-based entrepreneurship.

Principal Occupations and Employment (Last 5 Years):

•MKG Enterprises Corp – Chief Executive Officer (2013–Present)

•MKG Tax Consultants LLC – Managing Member (2010–Present)

•MKG Insurance Agency – Founder & Chief Executive Officer (2014–Present)

•Brightpath Life Insurance Solutions Inc. – Founder & Chief Executive Officer (2025–Present)

Erin Frey, Chief Financial Officer & Treasurer

Erin Frey serves as Chief Financial Officer and Treasurer of MKG Enterprises Corp. She is an Enrolled Agent authorized to represent taxpayers before the Internal Revenue Service and has extensive experience in tax preparation, accounting, financial management, and employee-benefits consulting. Ms. Frey also holds a California Life and Health Insurance license, with experience designing and administering insurance and financial-protection solutions for individuals and small businesses.

As CFO, Ms. Frey supervises the Company’s financial reporting, budgeting, accounting controls, compliance functions, and multi-entity consolidation. She is responsible for internal controls aligned with GAAP and COSO principles, supports audit coordination, and oversees the Company’s readiness for Regulation A and other securities filings. Prior to joining MKG full-time, Ms. Frey developed government-sector insurance proposals, including an RFP submission to the Florida Broward County Board of Commissioners in 2016.

Principal Occupations and Employment (Last 5 Years):

•MKG Enterprises Corp – Chief Financial Officer (2020–Present)

•MKG Tax Consultants LLC – Director of Tax & Accounting Services; Enrolled Agent (2015–Present)

•MKG Insurance Agency – Licensed Life & Health Insurance Agent (2014–Present)

Stock Option Plan

The Company has not adopted an equity incentive plan. The Company may adopt an equity incentive plan in the future to attract, motivate, and retain directors, employees, and others in a position to affect the financial and operational performance of MKG and to recognize contributions made to MKG by these persons and to provide them with additional incentive to achieve the objectives of MKG.

Legal Proceedings

From time to time, the Company may be involved in legal proceedings. The results of such legal proceedings and claims cannot be predicted with certainty and, regardless of the outcome, legal proceedings could have an adverse impact on the Company’s business plan, because of defense and settlement costs, diversion of resources, and other factors. As of the date of this Offering Circular, the Company is not subject to any material legal proceedings, nor, to the Company’s knowledge, are any material legal proceedings pending or threatened against the Company.

We intend provide such periodic updates electronically at our website at www.mkgenterprisescorp.com, and documents will be provided electronically and via email. You may access and print all periodic updates provided through our website. As periodic updates become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the periodic updates. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. We will provide you with paper copies at any time upon request. The contents of our website are not incorporated by reference in or otherwise a part of this Offering Circular.

Limitation of Liability and Indemnification of Officers and Directors

Our Articles limits the liability of directors to the maximum extent permitted by California law and states that a Company director shall not be personally liable to the Company or its Shareholders for monetary damages for breach of fiduciary duty as a director

Our Articles and Bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Articles and Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Articles and Bylaws permit such indemnification.

We intend to enter into separate indemnification agreements with its directors and Officers, in addition to the indemnification provided for in our Articles and Bylaws. These agreements, among other things, will provide that we will indemnify our directors and Officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or Officer in any action or proceeding arising out of such person’s services as one of our directors or officers, or rendering services at our request, to any of its subsidiaries or any other company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and Officers.

There is currently no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of our Board members and Officers for the year ended December 31, 2024 was as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other 401K Compensation	Total Compensation
Marshawn Govan	Chief Executive Officer	$3,695	$-	$3,695
Erin Frey	Chief Financial Officer and Treasurer	$2,047	$-	$2,047

Key Man Insurance

We do not have key man insurance on any Officer or member of the Board.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

As of the date of this Offering Circular, the following table sets forth information regarding beneficial ownership of our capital stock by:

●each person, or group of affiliated persons, known by us to beneficially own 5% or more of our common stock;

●each of our named Officers;

●each of our directors and director nominees; and

●all of our current Officers, directors and director nominees as a group.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date.

Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

	Pre-Offering			Post-Offering[1]
Name	No. of Shares of Common Stock[2]	No. of Shares of Preferred Stock	Voting %[2]	No. of Shares of Common Stock[3]	No. of Shares of Preferred Stock[4]	Voting %[3]
Marshawn Govan[4]	31,156,250	12,500	98.48%	31,156,250	1,824,305	69.01%
Dr. Rashid Saqib	333,333	0	1.05%	333,333	35,946	0.77%
Erin Frey	125,000	0	0.40%	125,000	10,784	0.28%
Michelle Morales	18,750	0	0.06%	18,750	898	0.04%
Laneesha Senegal	0	0	0.00%	0	0	0.00%
All executive officers and directors as a group (5 persons)	31,633,333	12,500	99.99%	31,633,333	1,871,933	70.08%

[1]Assumes the Company raising the maximum amount of this offering and none of the above identified beneficial owners purchase shares of Series A-2 Preferred Stock in this offering.

[2]Prior to the offering, our Officers and directors collectively own 31,633,333 common shares of the Company’s capital stock, which represents 99.99% of our issued and outstanding stock. The remaining 2,812 common shares are held by minority shareholders.

[3]After the offering, assuming full subscription of shares of Series A-2 Preferred Stock and conversion of outstanding SAFEs into Series A-3 Preferred Stock.

[4]The Shares of Preferred Stock vote on an as-converted basis one-for-one with Common Stock. Certain Preferred shares are issuable upon conversion of outstanding Simple Agreements for Future Equity, which convert upon the first sale of shares of Series A-2 Preferred Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The Management’s Discussion and Analysis may contain forward-looking statements. Investors should not place undue reliance on forward-looking statements, and should consider carefully the statements made in “Risk Factors” and elsewhere in this Offering Circular that identify important factors that could cause actual outcomes to differ from those expressed or implied in the Company’s forward-looking statements, and that could materially and adversely affect the Company’s business, operating results and financial condition.

The Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this Offering Circular.

Overview

MKG is a California corporation founded in 2013. The Company is focused on mortgage lending and is expanding into mortgage banking and loan servicing, specializing in first and second trust deed portfolios with a niche in seller-financing and private-note servicing.

Operating Parent Company:

MKG Enterprises Corp (California) – A fintech-powered financial services corporation that owns and manages all subsidiary and affiliate operations.

Subsidiaries and Affiliates Owned by MKG Enterprises Corp:

1.MKG Tax Consultants LLC – Provides tax preparation, bookkeeping, payroll, and advisory services nationwide.

2.Brightpath Life Insurance Solutions Inc. – Licensed insurance agency offering life, annuity, mortgage protection, and living-benefit products through a national agent network.

3.ProPort – MKG’s proprietary SaaS platform integrating CRM, digital wallets, accounting automation, and marketing tools for financial professionals.

4.Community Development & Realty Partners (Affiliate Project Entity) – Focused on affordable housing, community investment, and down-payment assistance initiatives under MKG Enterprises Corp’s real estate portfolio.

This structure ensures unified governance, liability separation, and transparent consolidation of results across MKG’s business divisions.

Competition

MKG Enterprises Corp competes across four primary sectors: mortgage lending, tax advisory, insurance and financial protection, and fintech software. Each division operates within competitive industries but benefits from the shared technology, marketing, and client-referral ecosystem provided through MKG’s integrated structure.

1. Mortgage & Lending

MKG’s mortgage division competes with both fintech-driven and traditional lenders, including Rocket Mortgage, LoanDepot, Better.com, and regional wholesale lenders.

The Company differentiates itself through Debt Service Coverage Ratio (DSCR), FHA, VA, Conventional, and Blended Second Mortgage programs that target underserved borrowers and small-business owners.

•The Company originates and/or acquires various forms of real-estate-secured credit, including:

•Subordinate-lien and second-mortgage obligations (often in high-LTV structures, subject to CLTV, FICO, and ability-to-repay considerations);

•DSCR (Debt-Service-Coverage-Ratio) loans and non-QM (non-qualified mortgage) private-credit assets to real-estate investors; and

•Seller-financing notes and other privately held mortgage obligations backed by residential or mixed-use properties.

These activities are designed to meet the needs of borrowers who may not fit bank credit boxes while producing higher-coupon, asset-backed cash flows that can support targeted investor returns.

By leveraging the ProPort platform, MKG can automate loan origination, underwriting, and borrower communications, improving turnaround times and client experience compared to traditional retail mortgage models.

2. Tax & Advisory Services

Through MKG Tax Consultants LLC, the Company competes with large national brands such as H&R Block, Intuit TurboTax, and regional CPA firms.

MKG distinguishes itself through:

-Year-round service offerings beyond tax season,

-Technology-driven client interaction via the ProPort platform, and
Its PTIN Membership Equity Program, granting performance-based equity to qualified tax professionals.

-This approach fosters long-term professional retention and supports MKG’s mission to democratize access to equity participation for independent preparers.

3. Insurance & Financial Protection (Brightpath Life Insurance Solutions Inc.)

-Brightpath Life Insurance Solutions Inc., CDI License #06016945 a wholly owned subsidiary of MKG Enterprises Corp, competes with large independent marketing organizations (IMOs) and agency networks such as:

oWorld Financial Group (WFG)

oFirst Financial Security (FFS)

oFreedom Equity Group (FEG)

oFamily First Life

Unlike multi-tier, recruitment-focused distribution models, Brightpath Life Insurance Solutions Inc. emphasizes professionalism, compliance, and agent education.

Its key advantages include:

-Access to multiple “A-rated” carriers for life, annuity, and living-benefit products;

-Technology integration through the ProPort CRM for lead and policy management;

-Transparent compensation and career-development pathways;

-A focus on mortgage protection and financial wellness products tied to MKG’s lending and tax client base.

Brightpath’ s model positions it as a technology-enabled, compliance-oriented alternative to traditional network-marketing insurance agencies.

4. Fintech / Software Development

MKG’s proprietary ProPort platform competes with major CRM and workflow systems such as Salesforce, HubSpot, Keap, and Loan Officer Hub. However, ProPort uniquely integrates lending, tax, and insurance business lines into a single secure platform, eliminating redundancy and providing users with seamless data flow between financial services. This convergence establishes a competitive advantage by offering professional users an all-in-one SaaS environment customized for financial operations.

The Market

MKG Enterprises Corp operates at the intersection of four major U.S. industries—mortgage lending, tax services, insurance, and financial technology—each representing large, durable, and expanding addressable markets. The Company intends to serve these sectors through an integrated, technology-forward platform that supports multi-channel financial services delivery.

Within mortgage lending, MKG Enterprises Corp plans to operate as a digital-first lender specializing in first and second trust deed products, including DSCR-based loans, private mortgages, and seller-financing solutions. These programs are designed to serve borrowers who may not meet traditional agency underwriting guidelines, while the Company continues to comply with all applicable federal and state lending regulations. By focusing on alternative and flexible credit products supported by modern fintech infrastructure, MKG is positioned to participate in segments of the mortgage market that remain underserved by conventional lenders.

Mortgage Lending and Servicing

The U.S. mortgage market is one of the world’s largest capital markets, with total mortgage originations projected to reach approximately $1.8 trillion in 2024, according to the Mortgage Bankers Association (MBA Forecast Commentary, May 2024). MBA forecast commentary: May 2024 (https://www.mba.org/docs/default-source/research-and-forecasts/forecasts/2024/forecast-commentary-may-2024.pdf). As the market continues to evolve, there has been significant growth in Debt Service Coverage Ratio (DSCR) loans, non-QM mortgage products, and seller-financing arrangements, reflecting increasing consumer demand for flexible underwriting and alternative financing structures.

These emerging segments directly align with MKG Enterprises Corp’s strategic expansion into mortgage banking and note servicing for first and second trust deeds. The Company intends to originate private mortgages, DSCR-based loans, and seller-financing products to serve borrowers who may not qualify under traditional agency guidelines but who demonstrate the ability to repay through rental income, business cash flow, or negotiated seller-carry structures.

At the same time, the rapid adoption of e-mortgage tools, automated underwriting systems, remote online notarization, and digital workflow platforms is creating new opportunities for independent fintech lenders such as MKG. The Company intends to leverage these technological advancements to streamline borrower onboarding, accelerate loan decisioning, reduce operational friction, and enhance compliance oversight across its mortgage programs.

As part of this strategic growth, MKG Enterprises Corp plans to establish its own internal loan-servicing capabilities to support its DSCR, non-QM, private-mortgage, and seller-financing portfolios. The Company expects to generate servicing-related revenue through:

•Per-account monthly servicing fees,

•Percentage-based servicing fees tied to unpaid principal balances,

•Escrow administration charges, where applicable,

•Payment processing and account-management fees, and

•Any other customary servicing fees permitted under federal and state law.

Internal servicing will also support:

•Loan onboarding and payment application;

•Borrower communication and customer service;

•Escrow and tax/insurance disbursements;

•Default management, loss mitigation, and workout arrangements;

•Compliance with federal and state servicing requirements (including Reg X and Reg Z); and

•Portfolio-level reporting for the Company and, where applicable, for noteholders.

By integrating mortgage lending with in-house servicing, the Company aims to improve operational control, lower servicing costs, enhance borrower experience, and retain recurring revenue traditionally captured by third-party servicers. These capabilities are particularly important in DSCR, non-QM, and seller-financing markets, where loan structures may fall outside the scope of conventional servicers.

While the Company believes these initiatives will support long-term growth, there can be no assurance that the internal servicing platform will be completed as planned, that it will successfully scale with loan volume, or that it will generate the anticipated financial results. The Company may continue to rely on third-party servicers or collection agents where appropriate and may incur additional regulatory, technology, or compliance costs as servicing operations expand.

Tax Preparation and Advisory Services

The U.S. tax-preparation industry generates approximately $13 billion in annual revenue (IBISWorld, 2024) and serves more than 155 million returns filed annually. Ongoing tax-law complexity and the shift toward digital, year-round financial management support MKG Tax Consultants LLC’s growth strategy, combining remote service delivery, advisory engagement, and the PTIN Membership Equity Program that promotes professional retention.

Insurance and Living-Benefits Products

The U.S. life-insurance and annuities sector generated over $1 trillion in direct written premiums in 2024 (American Council of Life Insurers). Consumer demand for mortgage protection, income-replacement, and living-benefit products continues to rise amid heightened awareness of financial resilience. Brightpath Life Insurance Solutions Inc. competes in this space by combining personalized agent support with technology-enabled client servicing integrated through MKG’s digital ecosystem.

Financial Technology (Fintech)

The global fintech software and services market exceeded $200 billion in 2024 and is projected to grow at a compound annual growth rate (CAGR) of 18 % through 2030 (Statista 2025). MKG’s ProPort platform capitalizes on this growth by providing embedded financial technology tools for mortgage, tax, and insurance professionals, capturing SaaS-based recurring revenue opportunities.

Across these sectors, MKG targets underserved borrowers, small businesses, and independent professionals seeking accessible, technology-driven solutions—an aggregate market that exceeds $3 trillion in annual U.S. activity and continues to expand with digital transformation.

Barriers to Entry

Operating within highly regulated financial and insurance markets presents substantial barriers for new entrants, reinforcing MKG’s competitive positioning.

1.Regulatory Licensing and Compliance – MKG maintains or pursues registrations with the California Department of Financial Protection and Innovation (DFPI), Nationwide Multistate Licensing System (NMLS), Internal Revenue Service (IRS), and Department of Insurance (DOI). Achieving and sustaining these multi-agency approvals requires significant administrative oversight, audited financials, bonding, and periodic reporting, deterring less-capitalized competitors.

2.Capital and Technology Requirements – Developing mortgage-banking and loan-servicing infrastructure demands substantial working capital, secure payment systems, and SOC 2-aligned data-management environments. MKG Enterprises Corp  proprietary technology investments and compliance frameworks provide long-term scalability advantages that are costly to replicate.

3.Data Security and Consumer Protection – Strict data-privacy laws (GDPR, CCPA, Gramm-Leach-Bliley Act) impose ongoing monitoring and system-security costs. MKG’s encryption, access-control, and audit protocols create a trust barrier that newer entrants often lack.

4.Industry Relationships and Distribution – Established lender, carrier, and professional partnerships built since 2013 support referral pipelines and cross-marketing among MKG’s mortgage, tax, and insurance divisions—relationships that take years to develop.

5.Operational Scale and Cross-Entity Integration – MKG’s unified operating platform and multi-license compliance management enable efficient coordination among subsidiaries. Replicating such integration across mortgage, tax, and insurance verticals represents a significant logistical challenge for potential competitors.

Collectively, these barriers create a defensible market position, ensuring MKG’s continued ability to scale while maintaining regulatory integrity and operational efficiency.

Operating History of the Company

MKG Enterprises Corp was founded in 2013 in Fresno, California by Marshawn Govan as a financial-consulting and tax-preparation firm serving individuals and small businesses.

●2010 – 2025: Established MKG Tax Consultants as a core business unit, providing personal and business tax services and payroll solutions.

●2015 – 2025: Expanded into mortgage origination and residential lending, obtaining NMLS licensing and building partnerships with wholesale lenders and real estate professionals.

●2014 – 2025: MKG Insurance Agency Formed the insurance division (later incorporated as Brightpath Life Insurance Solutions Inc.) to offer mortgage-protection and living-benefit
Products.

February 10, 2022: Launched an internally developed tax-filing mobile application, designed to streamline e-filing, document uploads, and refund advances. The Company retains 100% ownership of the application’s source code. While the legacy platform has since been sunset, MKG Enterprises Corp is rebuilding the system on a modern, cloud-native infrastructure that will introduce industry-leading identity-protection measures and direct integration into the Company’s fintech ecosystem. The next-generation platform will include:

1.Proprietary biometric identification and facial-recognition technology for secure user authentication and fraud prevention.

2.Plaid-powered bank-account verification to support full Know Your Customer (KYC) and Anti-Money-Laundering (AML) compliance.

3.Comprehensive identity-theft protection embedded in every user session, with continuous monitoring and encryption in transit and at rest.

4.A dedicated API integration with the U.S. Department of the Treasury for secure retrieval of tax and wage transcripts to support mortgage lending, seller-financing, and identity-theft verification workflows.

This next-generation tax-filing and financial identity platform will integrate directly with the MKG Enterprises Corp ProPort ecosystem, delivering a unified, secure, and compliant digital experience for tax, lending, and financial-service clients nationwide.

●2025 – 2026: Initiated development of ProPort, MKG Enterprises Corp white label proprietary fintech platform designed as a SaaS to unify operations across lending, tax, and insurance.

●July 2025: Completed a corporate reorganization creating MKG Enterprises Holdings LLC, a Delaware entity wholly owned by Marshawn Govan, to hold controlling ownership in MKG Enterprises Corp. During this period, MKG Tax Consultants LLC and Brightpath Life Insurance Solutions Inc. were formalized as subsidiaries under MKG Enterprises Corp.

Today, MKG Enterprises Corp operates as a fintech-powered mortgage lender and diversified financial-services corporation, preparing to expand into mortgage banking and note servicing with a niche in seller-financing loan servicing.

This evolution positions MKG to leverage its decade of operating experience, regulatory foundation, and integrated technology to scale nationally through its Regulation A Tier 2 offering.

Emerging Growth Company

Upon the completion of this offering, we may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Going Concern

Our current financial condition and the uncertainty surrounding our ability to consummate this offering raises substantial doubt regarding our ability to continue as a going concern. As shown in the accompanying financial statements, we have sustained losses from operations since inception and do not have a predictable revenue stream. Our financial statements are prepared on the basis that our Company is a going concern. The going concern assumption contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty related to our ability to continue as a going concern.

Results of Operations

For the fiscal years ended December 31, 2024, and December 31, 2023, the Company’s operations primarily consisted of mortgage brokering, residential and commercial loan origination, tax preparation and consulting services, and proprietary software development.

Revenue was generated from loan-origination fees, broker commissions, tax preparation and advisory fees, and subscription-based software licensing associated with the Company’s digital platforms. Operating expenses were primarily related to technology development, personnel, marketing, professional services, and audit and compliance preparation.

The Company continued to invest in its financial-technology infrastructure during 2024, enhancing automation, data analytics, and CRM systems to support growth in both the lending and tax-consulting segments. The blended second-mortgage servicing division remains in the development stage and is not expected to generate revenue until fiscal year 2026, following product testing, licensing, and servicing-platform integration.

Management anticipates steady revenue growth from its existing mortgage, tax, and software operations, with the blended-second servicing division expected to provide an additional recurring income stream beginning in 2026.

Years ended December 31, 2024, and 2023

For the year ended December 31, 2024, the Company generated revenues of $34,656, compared to $40,732 for the year ended December 31, 2023, a decrease of $6,076, or approximately 15%. The decrease in revenue was primarily attributable to lower activity in certain consulting and service engagements as the Company focused on repositioning its operations and investing in its mortgage and fintech initiatives.

General and administrative expenses were $40,195 in 2024 compared to $37,205 in 2023, an increase of $2,990, or approximately 8%. The increase was mainly driven by higher professional fees, compliance and regulatory costs, and other corporate overhead associated with maintaining the Company’s financial services and technology platform.

As a result, the Company recorded a loss from operations of $5,539 in 2024, compared to income from operations of $3,527 in 2023. The change reflects lower revenues combined with higher general and administrative expenses year-over-year.

Total other expense was $5,017 in 2024 compared to $3,330 in 2023. Other expense in both periods primarily consisted of interest expense on outstanding debt, partially offset in 2024 by interest income on cash balances and, in 2023, by other income related to non-recurring items.

The Company reported a net loss and comprehensive loss of $10,556 for the year ended December 31, 2024, compared to net income and comprehensive income of $197 for the year ended December 31, 2023. The change to a net loss in 2024 was driven by the decrease in revenues, increased operating expenses, and higher net interest expense.  Basic income (loss) per share was $(0.00) for 2024 and $0.00 for 2023, based on a weighted average of 25,300,000 common shares outstanding in each period.

Six Months Ended June 30, 2025

For the six months ended June 30, 2025, the Company generated revenues of $38,811, compared to $20,514 for the six months ended June 30, 2024, representing an increase of $18,297, or approximately 89%. The increase in revenue was primarily attributable to higher activity in tax preparation and bookkeeping services, as well as incremental revenue from mortgage loan brokering and other consulting activities as the Company continued to reposition its operations and expand its financial services platform.

General and administrative expenses were $30,605 for the six months ended June 30, 2025, compared to $20,957 for the comparable period in 2024, an increase of $9,648, or approximately 46%. The increase was mainly driven by higher professional fees, compliance and regulatory costs, and other corporate overhead associated with supporting the Company’s expanded operating activities and technology infrastructure.

As a result, the Company recorded income from operations of $8,206 for the six months ended June 30, 2025, compared to a loss from operations of $443 for the six months ended June 30, 2024. The improvement reflects the significant increase in revenues, partially offset by higher general and administrative expenses.

Total other expense was $2,121 for the six months ended June 30, 2025, compared to $406 for the comparable period in 2024. Other expense in both periods primarily consisted of interest expense on outstanding debt, partially offset in 2025 by other income and interest income on cash balances.

The Company reported net income and comprehensive income of $6,085 for the six months ended June 30, 2025, compared to a net loss and comprehensive loss of $849 for the six months ended June 30, 2024. The improvement in results was driven primarily by increased revenues and improved operating leverage, partially offset by higher operating and interest-related expenses. Basic income (loss) per share was $0.00 for both periods, based on a weighted average of 25,300,000 common shares outstanding.

Capital Expenditures and Other Obligations

Capital expenditures to date have been modest and primarily related to software development, IT infrastructure, and office systems supporting the Company’s mortgage, tax, and consulting operations.

Future capital expenditures will focus on the completion and deployment of the blended second-mortgage servicing platform, enhancement of the Company’s tax-preparation and client-advisory technology, and continued upgrades to cybersecurity and compliance systems.

The Company has no material off-balance-sheet arrangements or long-term contractual obligations beyond standard vendor, lease, and software-development agreements.

Future capital needs are expected to be funded from the proceeds of this offering, cash flows from operations, and potential strategic financing arrangements.

Years ended December 31, 2024, and 2023

As of December 31, 2024, the Company had cash and cash equivalents of $1,478 and accounts receivable of $507, compared to cash and cash equivalents of $2,929 and accounts receivable of $1,610 as of December 31, 2023. Total assets were $1,985 on December 31, 2024, compared to $4,539 on December 31, 2023. Current liabilities increased to $21,796 on December 31, 2024, from $13,794 on December 31, 2023, primarily due to higher accounts payable and accrued liabilities. The Company also has a note payable of $109,800 outstanding at both December 31, 2024, and 2023. Total liabilities were $131,596 on December 31, 2024, compared to $123,594 on December 31, 2023.

As a result, the Company had a working capital deficit of approximately $19,811 as of December 31, 2024, and a stockholders’ deficit of $129,611, compared to a working capital deficit of approximately $9,255 and a stockholders’ deficit of $119,055 as of December 31, 2023. The increase in the deficits reflects the net loss for the year.

Net cash used in operating activities was $1,363 for the year ended December 31, 2024, compared to cash provided by operating activities of $14,565 in 2023. The change was primarily due to the net loss in 2024 and less favorable changes in working capital items, including accounts receivable and accounts payable.

Net cash used in financing activities was $88 in 2024 compared to $12,648 used in 2023, largely reflecting changes in amounts due to related parties.

Overall, cash and cash equivalents decreased by $1,451 in 2024 versus an increase of $1,917 in 2023. The Company’s financial statements have been prepared on a going concern basis. As disclosed in the notes to the financial statements, the Company had an accumulated deficit of $151,437, a working capital deficit of $19,811, a net loss of $10,556 for the year ended December 31, 2024, and net cash used in operating activities of $1,363.

Six Months ended June 30, 2025 and 2024

As of June 30, 2025, the Company had cash and cash equivalents of $5,594 and accounts receivable of $954, compared to $1,478 and $507, respectively, as of December 31, 2024. Total assets were $7,663 at June 30, 2025, compared to $1,985 at December 31, 2024, reflecting increased cash balances and accounts receivable generated from operations.

Current liabilities were $21,389 as of June 30, 2025, compared to $21,796 at December 31, 2024. The Company had a note payable of $109,800 outstanding at both June 30, 2025 and December 31, 2024. Total liabilities were $131,189 at June 30, 2025, compared to $131,596 at December 31, 2024.

The Company had a working capital deficit of approximately $13,726 as of June 30, 2025, compared to a working capital deficit of approximately $19,811 as of December 31, 2024. Stockholders’ deficit was $123,526 at June 30, 2025, compared to $129,611 at December 31, 2024. The improvement in both measures reflects net income generated during the six-month period.

Net cash provided by operating activities was $6,215 for the six months ended June 30, 2025, compared to $266 for the six months ended June 30, 2024. Net cash used in financing activities was $2,099 during the six months ended June 30, 2025, compared to $700 during the comparable period in 2024, primarily due to changes in related party balances.

As a result, cash and cash equivalents increased by $4,116 during the six months ended June 30, 2025, compared to a decrease of $434 during the six months ended June 30, 2024. The Company’s financial statements have been prepared on a going concern basis. As of June 30, 2025, the Company had an accumulated deficit of $145,352 and continues to depend on its ability to generate revenues and/or obtain financing to meet its obligations.

Our Plan of Operation

MKG Enterprises Corp intends to leverage the proceeds of this Regulation A Tier 2 offering to transition from a licensed mortgage broker into a fully integrated mortgage-banking and loan-servicing company supported by proprietary financial-technology infrastructure.

Our strategy emphasizes secure, compliant digital delivery of mortgage, tax, and insurance services through the unified ProPort ecosystem and a rebuilt tax-filing and identity-verification platform.

1. Mortgage Banking and Loan Servicing Expansion (2025 – 2026)

● Apply for and obtain mortgage-banking authority and related state servicing licenses.
● Establish operational policies and automated workflows for first- and second-lien note servicing, with a strategic niche in seller-financing and private-note administration.
● Implement escrow-account management, payment-collection, and investor-reporting systems compliant with Reg Z, RESPA, and DFPI standards.
● Develop institutional partnerships and warehouse-line facilities to fund portfolio loans while maintaining liquidity and risk controls.

2. Technology Modernization and Platform Development

● Complete the rebuild of MKG’s tax-filing mobile application using a cloud-native architecture integrated with:
 1. Proprietary biometric identification and facial-recognition security;
 2. Plaid-powered bank verification for KYC/AML compliance;
 3. Comprehensive identity-theft protection; and
 4. A secure API with the U.S. Department of the Treasury for tax- and wage-transcript retrieval.
● Integrate the rebuilt mobile application within the ProPort ecosystem to unify user authentication, tax filing, and income-verification for mortgage underwriting and servicing.
● Continue SOC 2–aligned development standards to ensure system scalability and data-protection compliance under CCPA and GLBA.

3. Revenue Diversification and Cross-Subsidiary Integration

● Expand MKG Tax Consultants LLC operations by onboarding additional preparers under the PTIN Membership Equity Program.
● Scale Brightpath Life Insurance Solutions Inc. through technology-enabled recruiting and mortgage-protection product cross-sales.
● Introduce subscription-based SaaS licensing of the ProPort platform to external mortgage brokers, tax firms, and insurance agencies.

4. Corporate Governance and Compliance Readiness

● Maintain PCAOB-audited financial statements and internal-control documentation consistent with COSO standards.
● Engage external counsel and auditors to support OTCQB/OTCQX listing readiness and eventual Form 1-A  registration.
● Strengthen cybersecurity oversight, board governance, and periodic risk-management reviews across all subsidiaries.

5. Milestones

12- to 24-Month Milestones:
 Q2 2025 – Finalize platform architecture and begin beta testing of rebuilt tax app.
 Q3 2025 – Launch seller-financing loan-servicing division.
 Q1 2026 – Commence mortgage-banking operations and first secondary-market transactions.
 Q4 2026 – Expand ProPort SaaS licensing nationwide and prepare for OTCQB/OTCQX uplisting.

This operational plan outlines MKG Enterprises Corp’s roadmap to evolve into a technology-driven mortgage-banking and loan-servicing institution, leveraging proprietary fintech solutions and compliance-based integrations to expand nationally and deliver long-term shareholder value.

Over the next twelve (12) months, the Company intends to execute a comprehensive growth strategy across its mortgage, tax, consulting, and technology divisions, while preparing for the launch of the blended-second-mortgage servicing program in 2026.

Key operational priorities include:

1.Regulatory Filings and Compliance: Completing Regulation A+ qualification, Form 1-A registration, and preparation for OTCQB/OTCQX listing.

2.Technology Expansion: Advancing proprietary platforms—Business Pro Connect CRM and Ava Intelligence—to automate client engagement, underwriting, and tax-compliance workflows.

3.Mortgage Operations: Increasing residential and commercial loan origination volume through referral partnerships and enhanced digital marketing.

4.Tax Preparation and Consulting Services: Expanding the Company’s client base for individual and business tax preparation, advisory, and compliance services, including integration with MKG Tax Consultants’ digital tools.

5.Blended Second-Mortgage Servicing Launch (2026): Completing development, obtaining required licensing, and integrating servicing operations for rollout.

6.Organizational Development: Hiring additional staff in compliance, technology, mortgage operations, and tax advisory to support scaling and diversification.

Management believes that the Company’s combined fintech, mortgage, and tax-advisory business model positions it for sustainable growth, with positive operating cash flow expected within 12–18 months following completion of this offering, and an expanded recurring-revenue base anticipated after the 2026 servicing launch.

Off-Balance Sheet Arrangements

As of October 11, 2025, we did not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

Related Party Disclosure

The Company enters into significant transactions with related parties, primarily for funding of its ongoing operations, and follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related-party transactions. It is possible that the terms of such transactions would not be the same as those that would result from transactions among unrelated parties.

Years Ended December 31, 2024 and 2023

During the year ended December 31, 2024, the Company paid payroll of $1,300 (2023 – $675) to the President of the Company and paid bonuses totaling $2,395 (2023 – $0).

The Company also paid $1,085 and $355 of expenses incurred by the President for the years ended December 31, 2024, and 2023, respectively.

During the year ended December 31, 2024, the Company repaid advances due to a shareholder in the net amount of $88 (2023 – $12,648).

As of December 31, 2024, the Company owed $984 to a shareholder (December 31, 2023 – $1,072).

Six Months ended June 30, 2025 and 2024

During the six months ended June 30, 2025, the Company paid no payroll or bonuses to the President of the Company (six months ended June 30, 2024 – $0). The Company paid $2,328 of expenses incurred by the President during the six months ended June 30, 2025, compared to $273 during the six months ended June 30, 2024.

During the six months ended June 30, 2025, the Company repaid advances due to a shareholder in the net amount of $2,099 (six months ended June 30, 2024 – $700). As of June 30, 2025, the Company was owed $1,115 by a shareholder, compared to an amount owed to a shareholder of $984 as of December 31, 2024.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into our Company. When our Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

Purchasers of our shares in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our shares in this offering at an assumed public offering price of $0.35 per share, and after deducting the estimated offering expenses payable by us, our as-adjusted net tangible book value per share would have been approximately $0.095, assuming the sale of the maximum number of shares offered in this offering. This represents an immediate increase in net tangible book value per share of $0.10 to existing stockholders and an immediate dilution in net tangible book value per share of $0.255 to new investors purchasing shares in this offering. The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares.

Offering price per share	$0.35
Net tangible book value per share before this offering	$(0.005)
Increase in net tangible book value per share to the existing Shareholders	$0.10
Adjusted net tangible book value per share after this offering	$0.095
Dilution in net tangible book value per share to new investors	$0.255

The following table sets forth, assuming the sale of the maximum number of shares offered for sale in this offering (after deducting our estimated offering expenses), the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the average price paid per share. As the table shows, new investors purchasing shares may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing stockholders.

	Shares Purchased				Total Consideration		Avg. Price Per Share (Using Number of Shares on a Fully Diluted, As-Converted Basis)
	Number of Outstanding Shares	% of Outstanding Shares	Number of Shares on a Fully Diluted, As-Converted Basis	% on Fully Diluted, As-Converted Basis	Amount	%
Common Stock	31,636,145	66.17%	31,636,145	66.17%	$490,000	8.13%	$0.02
Series A-1 Preferred Stock	12,500	0.03%	12,500	0.03%	$12,500	0.21%	$1.00
Series A-3 Preferred Stock	1,872,651[1]	3.92%	1,872,651[1]	3.92%	$520,950	8.65%	$0.2782
New Investors	14,285,714	29.88%	14,285,714	29.88%	$4,999,999.90	83.01%	$0.35
Total	47,807,010	100%	47,807,010	100%	$6,023,449.90	100%	$0.126

[1]Shares of Series A-2 Preferred Stock will be issued to holders of Simple Agreements of Future Equity on the initial closing of the sale of shares of Series A-3 Preferred Stock at 20% discount over the price per share of Series A-2 Preferred Stock.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by our Company. The investor’s stake in our Company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of our Company that you own will go down, even though the value of our Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as a public offering, another crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into our Company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●In June 2026, an investor invests $20,000 for shares that represent 2% of a company valued at $1 million.

●In December 2026, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. The investor now owns only 1.3% of the company but the investor’s stake is worth $200,000.

●In June 2027, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). The investor now owns only 0.89% of the company and the investor’s stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that we have issued (and may issue in the future) and the terms of those notes.

If you are making an investment expecting to own a certain percentage of our Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

DESCRIPTION OF CAPITAL STOCK

General

The Company is offering up to 14,285,714 shares of Series A-2 Preferred Stock.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Company’s Articles and Bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Company’s capital stock, you should refer to the Articles and Bylaws and to the applicable provisions of California law.

The total number of shares of all classes of stock which the Company shall have authority to issue is (i) 47,807,010 shares of Common Stock, $.000001 par value per share (“Common Stock”) and (ii) 16,170,865 shares of Preferred Stock, $.000001 par value per share (“Preferred Stock”). 12,500 shares of the authorized and unissued Preferred Stock of the Company are hereby designated “Series A-1 Preferred Stock”; 14,285,714 shares of the authorized and unissued Preferred Stock of the Company are hereby designated “Series A-2 Preferred Stock; and 1,872,651 shares of the authorized and unissued Preferred Stock of the Company are hereby designated “Series A-3 Preferred Stock, with the rights, preferences, powers, privileges and restrictions, qualifications and limitations as set forth in the Articles and Bylaws.

Common Stock

As of the date of this Offering Circular, 31,636,145 shares of our Common Stock are issued and outstanding.

Voting: Holders of Common Stock shall be entitled to cash the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Seed Preferred Stock by such holder are convertible as of the record date of determining stockholders entitled to vote on such matter.

Dividends: Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, including holders of Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the board of directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the board of directors.  The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, winding up of the Company, or other deemed liquidation event (as described in the Articles) holders of Common Stock, after payment in full of all liquidation amounts payable to holders of Preferred Stock, shall be entitled to be paid out of the assets of the Company available for distribution to its Shareholders.

Transferability: The Company’s Common Stock is not freely transferable. Additionally, the Company’s Common Stock is not registered under the Securities Act or under the securities law of any state or other jurisdiction. Shares of the Company’s Common Stock are “restricted securities” and may be resold by Shareholders only in compliance with Rule 144 promulgated under the Securities Act.

Series A-1 Preferred Stock

As of the date of this Offering Circular, 12,500 shares of our Series A-1 Preferred Stock are issued and outstanding.

Voting: Holders of Series A-1 Preferred Stock shall be entitled to cash the number of votes equal to the number of whole shares of Series A-1 Preferred Stock into which the shares of Series A-1 Preferred Stock by such holder are convertible as of the record date of determining stockholders entitled to vote on such matter.

Dividends: Holders of Series A-1 Preferred Stock are entitled to receive dividends on a pari passu basis with holders of all other classes of Preferred Stock prior to (or simultaneously with) the payment of any dividend to holders of Common Stock, which such dividend shall accrue and be payable only if declared by the Board. The Company has not paid cash dividend to holders of Series A-1 Preferred Stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, winding up of the Company, or other deemed liquidation event (as described in the Articles) holders of Series A-1 Preferred Stock, on par with holders of all other classes of Preferred Stock, shall be entitled to be paid out of the assets of the Company available for distribution to its Shareholders before any payment made to holders of Common Stock, in an amount equal to the to the greater of (i) the applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock (and all shares of all other series of Preferred Stock that would receive a larger distribution per share if such series of Preferred Stock were converted into Common Stock) been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.   The “Original Issue Price” shall mean, with respect to the Series A-1 Preferred Stock, $1.00 per share, with respect to the Series A-2 Preferred Stock, $0.35 per share, with respect to the Series A-3 Preferred Stock, $0.2782 per share, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable Preferred Stock.

Transferability: The Company’s Series A-1 Preferred Stock is not freely transferable. Additionally, the Company’s Series A-1 Preferred Stock is not registered under the Securities Act or under the securities law of any state or other jurisdiction. Shares of the Company’s Series A-1 Preferred Stock are “restricted securities” and may be resold by Shareholders only in compliance with Rule 144 promulgated under the Securities Act.

Series A-2 Preferred Stock

As of the date of this Offering Circular, no shares of our Series A-2 Preferred Stock are issued and outstanding. Shares of our Series A-2 Preferred Stock are being offered by the Company.

Voting Rights: Holders of Series A-2 Preferred Stock shall have one vote per one share of Series A-2 Preferred Stock. There is no cumulative voting

Dividends: Holders of Series A-2 Preferred Stock are entitled to receive dividends on a pari passu basis with holders of all other classes of Preferred Stock prior to (or simultaneously with) the payment of any dividend to holders of Common Stock, which such dividend shall accrue and be payable only if declared by the Board. The Company has not paid cash dividend to holders of Series A-2 Preferred Stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, winding up of the Company, or other deemed liquidation event (as described in the Articles) holders of Series A-2 Preferred Stock, on par with holders of all other classes of Preferred Stock, shall be entitled to be paid out of the assets of the Company available for distribution to its Shareholders before any payment made to holders of Common Stock, in an amount equal to the to the greater of (i) the applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock (and all shares of all other series of Preferred Stock that would receive a larger distribution per share if such series of Preferred Stock were converted into Common Stock) been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

Transferability: The Company’s Series A-2 Preferred Stock is not freely transferable. Additionally, the Company’s Series A-2 Preferred Stock is not registered under the Securities Act or under the securities law of any state or other jurisdiction. Shares of the Company’s Series A-2 Preferred Stock are “restricted securities” and may be resold by Shareholders only in compliance with Rule 144 promulgated under the Securities Act.

Series A-3 Preferred Stock

As of the date of this Offering Circular, no shares of our Series A-3 Preferred Stock are issued and outstanding. Shares of our Series A-3 Preferred Stock will be issued to holders of Simple Agreements for Future Equity at such time as the Company has its first closing of the sale of our Series A-2 Preferred Stock   Immediately following that conversion, there will 1,872,651 shares of our Series A-3 Preferred Stock will issued and outstanding.

Voting Rights: Holders of Series A-3 Preferred Stock shall have one vote per one share of Series A-3 Preferred Stock. There is no cumulative voting

Dividends: Holders of Series A-3 Preferred Stock are entitled to receive dividends on a pari passu basis with holders of all other classes of Preferred Stock prior to (or simultaneously with) the payment of any dividend to holders of Common Stock, which such dividend shall accrue and be payable only if declared by the Board. The Company has not paid cash dividend to holders of Series A-3 Preferred Stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation: In the event of a voluntary or involuntary liquidation, dissolution, winding up of the Company, or other deemed liquidation event (as described in the Articles) holders of Series A-3 Preferred Stock, on par with holders of all other classes of Preferred Stock, shall be entitled to be paid out of the assets of the Company available for distribution to its Shareholders before any payment made to holders of Common Stock, in an amount equal to the to the greater of (i) the applicable Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of such series of Preferred Stock (and all shares of all other series of Preferred Stock that would receive a larger distribution per share if such series of Preferred Stock were converted into Common Stock) been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

Transferability: The Company’s Series A-3 Preferred Stock is not freely transferable. Additionally, the Company’s Series A-3 Preferred Stock is not registered under the Securities Act or under the securities law of any state or other jurisdiction. Shares of the Company’s Series A-3 Preferred Stock are “restricted securities” and may be resold by Shareholders only in compliance with Rule 144 promulgated under the Securities Act.

Warrants

The Company has not issued any warrants as of the date of this offering circular.

Transfer Agent and Registrar

As of the date of this offering circular, we have not engaged a transfer agent, and do not intend to engage a transfer agent until such time as we are required to do so in order to satisfy the conditional exemption contained in Rule 12g5-1(a)(7) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

ADDITIONAL REQUIREMENTS AND RESTRICTIONS

Restrictions Imposed by the USA PATRIOT Act and Related Acts

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, the securities offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

●a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions provided under the Foreign Assets Control Regulations of the United States, or U.S., Treasury Department;

●acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

●within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

●a person or entity subject to additional restrictions imposed by any of the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security

and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

●designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to any of those described above.

ERISA CONSIDERATIONS

An investment in us by an employee benefit plan is subject to additional considerations. This is because investments by employee benefit plans are subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”) fiduciary responsibility and prohibited transaction provisions and to restrictions imposed by Code Section 4975. The term “employee benefit plan” includes without limitation qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

●whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

●whether in making the investment, the investing plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

●whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment returns.

ERISA is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (“DOL”), under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA, or ERISA Plans, and their legal advisors. The person having investment discretion concerning assets of an employee benefit plan is generally referred to as a “fiduciary”. Such person should determine whether an investment in us is authorized by the applicable governing plan instrument and whether it is a proper investment for the plan.

ERISA Section 406 and Code Section 4975 prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan.

In addition to considering whether the purchase of shares is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

The Department of Labor regulations provide guidance concerning whether assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)equity interests acquired by employee benefit plans are publicly offered securities — for example, the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)the entity is an “operating company” — for example, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We do not intend to limit investment by benefit plan investors in us because we believe that we qualify as an “operating company”. If the Department of Labor were to ever take the position that we are not an operating company and we had significant investment by benefit plans, then we may become subject to the regulatory restrictions of ERISA which would likely have a material adverse effect on our business and the value of our Series A-2 Preferred Stock.

Plan fiduciaries contemplating a purchase of shares offered hereunder are highly encouraged to consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

ACCEPTANCE OF ORDERS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY OUR BOARD OF DIRECTORS OR ANY OTHER PARTY RELATED TO US THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS REGARDING INVESTMENTS BY ANY PARTICULAR PLAN OR THAT AN INVESTMENT WITH US IS APPROPRIATE FOR ANY PARTICULAR TYPE OF PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT THEIR ATTORNEY AND FINANCIAL ADVISORS AS TO THE APPROPRIATENESS OF AN INVESTMENT IN US BASED ON CIRCUMSTANCES OF THE PARTICULAR PLAN.

REPORTS

We will furnish the following reports, statements, and tax information to each Shareholder:

Reporting Requirements under Tier II of Regulation A. Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: (i) an annual report with the SEC on Form 1-K; (ii) a semi-annual report with the SEC on Form 1-SA; (iii) current reports with the SEC on Form 1-U; and (iv) a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Annual Reports. As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending August 31, our board of directors will cause to be mailed or made available, by any reasonable means, to each Stockholder as of a date selected by the board of directors, an annual report containing financial statements of the Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the board of directors. The board of directors shall be deemed to have made a report available to each Stockholder as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by the Company and available for viewing by the Stockholders.

Tax Information. On or before August 31 of the year immediately following our fiscal year, which is currently September1 through August 31, we will send to each Shareholder such tax information as shall be reasonably required for federal and state income tax reporting purposes.

Stock Certificates. We do not anticipate issuing stock certificates representing shares purchased in this offering to the Series A-2 Preferred Stockholders. However, we are permitted to issue stock certificates and may do so at the request of our transfer agent. The number of shares held by each Shareholder, will be maintained by us or our transfer agent in our Company register.

LEGAL MATTERS

We have retained Centarus Legal Services, PC to advise it in connection with the preparation of this Offering Circular, the Subscription Agreement and any other documents related thereto. Centarus Legal Services, PC has not been retained to represent the interests of any Shareholder in connection with this offering. All prospective investors that are evaluating or purchasing shares of Series A-2 Preferred Stock should retain their own independent legal counsel to review this Offering Circular, the Subscription Agreements and any other documents and matters related whatsoever to this offering, and to advise them accordingly.

EXPERTS

The audited financial statements of MKG Enterprises Corp. as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, and for which the report thereon contains an explanatory paragraph which describes the conditions that raise substantial doubt about the ability of the Company to continue as a going concern and is contained in Footnote 2 to the financial statements, which have been audited by L J Soldinger Associates, LLC, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this offering circular, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

HOW TO SUBSCRIBE

Subscription Procedures

Investors seeking to purchase shares of Series A-2 Preferred Stock who satisfy the “qualified purchaser” standards should proceed as follows:

●Read this entire Offering Circular (including all Exhibits hereto) and any supplements accompanying this Offering Circular.

●Electronically complete and execute a copy of the Subscription Agreement. A specimen copy of the Subscription Agreement, including instructions for completing it, is included in this Offering Circular as Exhibit 4.1.

By executing the Subscription Agreement and paying the total purchase price for our shares of Series A-2 Preferred Stock subscribed for, each investor agrees to accept the terms of the Subscription Agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and for non-accredited investors that such subscription for shares of Series A-2 Preferred Stock does not exceed ten percent (10%) of the greater of such investor’s annual income or net worth (for natural persons), or ten percent (10%) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Subscriptions will be binding upon investors but will be effective only upon our acceptance and we reserve the right to reject any subscription in whole or in part.

Right to Reject Subscriptions. After we receive your complete, executed Subscription Agreement and the funds required under the Subscription Agreement have been received, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, generally without interest and without deduction.

Acceptance of Subscriptions. Upon our acceptance of a Subscription Agreement, we will countersign the Subscription Agreement and issue the shares subscribed at closing. Once you submit the Subscription Agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Minimum Purchase Requirements

The minimum investment amount per Investor is Five Hundred and 15/100 Dollars ($500.15) for a total of one thousand four hundred twenty-nine (1,429) shares of Series A-2 Preferred Stock. We reserve the right to revise the minimum purchase requirements in the future.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:

MKG Enterprises Corp.

4021 N Fresno Street St 107
Fresno, CA 93726

Phone: 866-675-3933

Email: info@mkgenterprisescorp.com

Within 120 days after the end of each fiscal year we will electronically provide to our Shareholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to Shareholders. The Company does not intend to send paper copies out of its reports unless requested in writing by a Shareholder.

*** End of Document ***

MKG ENTERPRISES CORP.

Financial Statements
For the Years Ended December 31, 2024 and 2023

LJ SOLDINGER
ASSOCIATES

Certified Public Accountants and Business Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of MKG Enterprises Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of MKG Enterprises Corp. (the "Company") as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had an accumulated deficit of $151,437 and a working capital deficit of $19,811 as of December 31, 2024, and incurred a net loss of $10,556 for the year then ended. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

LJ Soldinger Associates, LLC

Deer Park, IL
November 6, 2025

We have served as the Company's auditor since 2025.
PCAOB ID: 318

21925 Field Parkway, Suite 240 Deer Park, IL 60010 Tel: 847-726-8100 Fx: 847-726-6770 www.soldinger.com

MKG ENTERPRISES CORP.

Balance Sheets

As of December 31, 2024 and 2023

(Expressed in United States Dollars)

	December 31, 2024	December 31, 2023
Assets
Current
Cash and cash equivalents	$1,478	$2,929
Accounts receivable	507	1,610
Total current assets	1,985	4,539

Total Assets	$1,985	$4,539

Liabilities and Stockholders' Deficit
Current Liabilities
Accounts payable and accrued liabilities	$20,812	$12,722
Due to shareholder	984	1,072
Total current liabilities	21,796	13,794

Note Payable	109,800	109,800
Total Liabilities	131,596	123,594

Stockholders' Deficit
Preferred Shares – Series A-1; 12,500 authorized; 12,500 issued and outstanding, par value $0.000001	-	-
Common shares - Class A; 35,000,000 authorized; 25,300,000 issued and outstanding, par value $0.000001	25	25
Additional paid-in capital	21,801	21,801
Accumulated deficit	(151,437)	(140,881)
Total Stockholders’ Deficit	(129,611)	(119,055)

Total Liabilities and Stockholders' Deficit	$1,985	$4,539

The accompanying notes are an integral part of these financial statements

MKG ENTERPRISES CORP.

Statements of Operations

For the Years ended December 31, 2024 and 2023

(Expressed in United States Dollars)

	Year ended	Year ended
	December 31, 2024	December 31, 2023

Revenue	$34,656	$40,732

Operating Expenses
General and administrative	40,195	37,205
Total operating expenses	40,195	37,205

Income (loss) from operations	(5,539)	3,527

Other Income (expenses)
Other income	-	1,030
Interest expense	(5,147)	(4,360)
Interest income	130	-
Total other expense	(5,017)	(3,330)

Income (Loss) Before Income Tax	$(10,556)	$197
Income tax expense	-	-
Net Income (Loss) and Comprehensive Loss	$(10,556)	$197

Basic Income (Loss) per Share	$(0.00)	$0.00

Weighted Average Number of Common Shares Outstanding	25,300,000	25,300,000

The accompanying notes are an integral part of these financial statements

MKG ENTERPRISES CORP.

Statements of Cash Flows

For the Years ended December 31, 2024 and 2023

(Expressed in United States Dollars)

	Year Ended	Year Ended
	December 31,	December 31,
	2024	2023
Cash Provided by (Used in)

Operating Activities
Net income (loss)	$(10,556)	$197
Changes in non-cash working capital items:
Prepaid expenses	-	8,800
Accounts receivable	1,103	(1,117)
Accounts payable and accrued liabilities	8,090	6,685
Cash provided by (used in) operating activities	(1,363)	14,565

Financing Activities
Due to related party	(88)	(12,648)
Cash used in financing activities	(88)	(12,648)

Inflow (Outflow) of Cash and Cash Equivalents	(1,451)	1,917
Cash and cash equivalents - Beginning of period	2,929	1,012
Cash and cash equivalents - End of period	$1,478	$2,929

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$400
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements

MKG ENTERPRISES CORP.

Statement of Changes in Stockholders’ Deficit

For the Years ended December 31, 2024 and 2023

(Expressed in United States Dollars)

	Common Shares - Class A		Preferred Shares – Series A-1
					Additional paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity (Deficit)
	Common Shares	Share Capital	Preferred Shares	Share Capital

		$		$	$	$	$
Balance December 31, 2022	25,300,000	25	12,500	-	21,801	(141,078)	(119,252)
Net income for the period	-	-	-	-	-	197	197
Balance December 31, 2023	25,300,000	25	12,500	-	21,801	(140,881)	(119,055)
Net loss for the period	-	-	-	-	-	(10,556)	(10,556)
Balance December 31, 2024	25,300,000	25	12,500	-	21,801	(151,437)	(129,611)

The accompanying notes are an integral part of these financial statements

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Years ended December 31, 2024 and 2023

(Expressed in United States Dollars)

1.NATURE OF OPERATIONS

MKG Enterprises Corp., (the “Corporation”, the “Company”) was incorporated on March 23, 2013 and operates under the laws of the state of California applicable to a financial institution. The Corporation is a diversified financial service and digital asset technology company that provides tax refund services, financial consulting, and acts as an insurance agency and mortgage broker.

2.BASIS OF PREPARATION AND GOING CONCERN

The financial statements of the Company are prepared on the accrual basis of accounting using accounting principles generally accepted in the United States of America.

Going Concern

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2024, the entity has an accumulated deficit of $151,437 and working capital deficit of $19,811, a net loss for the year ending December 31, 2024 of $10,556, and a net cash used in operating activities of $1,363.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management is in the process of raising funds to satisfy its capital needs. No assurance can be given that the Company will be successful in this effort. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

The financial statement do not include any adjustments that might result from the outcome of this uncertainty.

3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased.

Accounts receivable and allowance for credit losses

Accounts receivable are stated net of the allowance for credit losses and customer deductions.  Payment terms are short-term in nature and are all less than one year.

Based on management’s assessment and current relationships with customers having outstanding balances, it has concluded that realization losses on balances outstanding at year-end were immaterial. There was no allowance for doubtful accounts as of December 31, 2024 and 2023.

Advertising Costs

Advertising costs associated with marketing the Company's products and services are expensed as costs are incurred. The Company incurred advertising costs of $1,166, and $2,656, for the years ended December 31, 2024, and 2023.

General and Administrative Costs

General and administrative expenses consist of payroll and related expenses for employees and independent contractors involved in general corporate functions, including accounting, finance, tax, legal, business development, and other miscellaneous expenses.

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Years ended December 31, 2024 and 2023

(Expressed in United States Dollars)

Revenue recognition

The Company has adopted the provisions of FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue From Contracts with Customers (“ASC 606”), using the full retrospective method. ASC 606 eliminates industry-specific guidance and provides a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of ASC 606 is that a reporting entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the reporting entity expects to be entitled in exchange for those goods and services.

In accordance with ASC 606, the Company utilizes the following steps to recognize revenues:

-Identify the contract with the customer

-Identify the performance obligations in the contract

-Determine the transaction price

-Allocate the transaction price

-Recognize the revenue when or as the entity satisfies a performance obligation

Revenue

The Company will recognize revenues from the different services provided, as outlined below:

•Tax Preparation Services – Revenue is recognized at a point in time when the tax return is completed and delivered to the customer, as performance obligations are satisfied upon completion of the service.  Contract with customer is outlined in the invoice and transaction price is explicitly stated.

•Bookkeeping Services, month-to-month – Revenue is recognized over time as the services are performed. Performance obligations and transaction price are specified through contract or invoice.

•Ad-Hoc Consulting Services – Revenue is recognized at a point in time upon completion of the consulting engagement, as per the obligations included in the contract or invoice.

•Insurance Commissions – Revenue is recognized at a point in time when an insurance policy is bound and the Company’s placement obligation is fulfilled.  Transaction price is outlined in insurance policy commission agreement.

•Mortgage Loan Brokering Commissions – The Company earns commissions for arranging mortgage financing between borrowers and lenders. The Company acts as an agent in these arrangements, as it does not control the underlying mortgage product before transfer. Accordingly, revenue is presented on a net basis and recognized at a point in time when the mortgage closes and the commission is earned.

Fair value measurements

The Company follows ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the date of measurement. ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Years ended December 31, 2024 and 2023

(Expressed in United States Dollars)

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying amounts shown of the Company’s financial instruments including cash and cash equivalent, prepaids, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments.

The Company had no financial assets required to be measured at fair value on a recurring basis as of December 31, 2024, or 2023.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Commitments and contingencies

The Company may at times be subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business. When management believes that a liability is probable and can be reasonably estimated, a liability will be accrued. As of December 31, 2024, management is unaware of any matters which it believes warrant recognition and/or disclosure in the financial statements.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes pursuant to Accounting Standards Codification (“ASC”) 740, Income Taxes, which utilizes the asset and liability method of computing deferred income taxes. The objective of this method is to establish deferred tax assets and liabilities for any temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

ASC 740 also provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized. During the years ended December 31, 2024, and 2023 the Company recognized no adjustments for uncertain tax positions.

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Years ended December 31, 2024 and 2023

(Expressed in United States Dollars)

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were recognized at December 31, 2024 and 2023. The Company expects no material changes to unrecognized tax positions within the next twelve months.

The Company has filed federal and state tax returns through December 31, 2024. The tax periods for the years ending December 31, 2022, through 2024 are open to examination by federal and state authorities.

Recent accounting pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

4.RELATED PARTY TRANSACTIONS

The Company enters into significant transactions with related parties, primarily for funding of its ongoing operations and follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure or related party transactions.  It is possible that the terms of such transactions would not be the same with these related parties as would result from transactions among unrelated parties.

During the year ended December 31, 2024, the Company paid payroll of $1,300 (2023 - $675) to the President of the Company, and paid bonuses totaling $2,395 (2023 - $0).

The Company also paid $1,085, and $355, of expenses incurred by the President for the years ended December 31, 2024, and 2023, respectively.

During the year ended December 31, 2024, the Company repaid advances due to a shareholder in the net amount of $88 (2023 – $12,648).

As at December 31, 2024, Company owed $984 to the shareholder (2023 - $1,072).

5.NOTES PAYABLE

The Company received Economic Injury Disaster Loans (“EIDL”) totaling $109,800 in 2021 and 2022.  These loans carry a 3.75% interest rate for up to 30 years; the payments were deferred for the first two years (during which interest will accrue), and payments of principal and interest are to be made over the remaining 28 years. The loan is secured by a blanket lien on all tangible and intangible assets of the Company, and there is no penalty for prepayment. The balance of Company’s EIDL was $109,800 as of December 31, 2024 and 2023. There was a balance of accrued interest on the notes of $13,817 and $9,700 as of December 31, 2024 and 2023, respectively.

6.STOCKHOLDERS’ DEFICIT

The Company’s authorized capital stock consists of 35,000,000 Common Shares and 12,500 Preferred Shares.

As of December 31, 2024, and 2023, the Company had 25,300,000 Class A Common Shares issued and 12,500 Series A-1 Preferred Shares issued. Series A-1 Preferred Shares have the same voting rights as Common Shares and are convertible at the holder’s option to one Common Share at a conversion price of $1.00 per share, subject to standard anti-dilution adjustments.

During the years ended December 31, 2024, and 2023, the Company did not issue any Class A Common shares or Preferred shares.

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Years ended December 31, 2024 and 2023

(Expressed in United States Dollars)

7.REVENUE

Revenue by operating business segment is outlined in the table below, for the year ended December 31, 2024 and 2023:

	2024	2023
Tax Preparation Services	$21,376	26,709
Bookkeeping Services	2,383	81
Insurance Commissions	554	1,908
Mortgage Loan Brokering Commissions	10,294	11,796
Other Revenue	49	238
Total revenue	$34,656	40,732

8.INCOME TAXES

The income tax expense consisted of the following for the year ended December 31, 2024 and 2023:

	December 31,	December 31,
	2024	2023
Total current	$-	$-
Total deferred	-	-
	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The following is a reconciliation of the expected statutory federal income tax provision to the actual income tax benefit for the years ended December 31, 2024 and 2023:

	December 31,	December 31,
	2024	2023
Federal statutory rate	$(2,217)	$41
Permanent timing differences	2,217	(41)
Other	-	-
Change in valuation allowance	-	-
	$-	$-

For the years ended December 31, 2024 and 2023, the expected tax benefit, temporary timing differences and long-term timing differences are calculated at the 21% federal statutory rate.

Significant components of the Company’s deferred tax assets and liabilities were as follows for the years ended December 31, 2024 and 2023:

	December 31,	December 31,
	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$-	$-
Total deferred tax assets	-	-

Total deferred tax liabilities	-	-

Net deferred tax assets	-	-
Less valuation allowance	-	-
Net deferred tax assets	$-	$-

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Years ended December 31, 2024 and 2023

(Expressed in United States Dollars)

At December 31, 2024, the Company had no net operating loss carryforwards for federal and state income tax purposes.  During the years ended December 31, 2024 and 2023, the Company recognized no amounts related to tax interest or penalties related to uncertain tax positions. The Company is subject to taxation in the United States and various state jurisdictions. The Company currently has no years under examination by any jurisdiction.

9.CONTINGENCIES, COMPLIANCE WITH LAWS AND REGULATIONS

The Company is not aware of any legal proceedings or claims that management believes would have a material adverse effect on the Company’s financial position or results of operations.

10.SUBSEQUENT EVENTS

Subsequent to December 31, 2024, the Company issued the following common shares:

•1,250 common shares on July 10, 2025, at a price of $0.16 per share, for cash proceeds of $200;

•1,562 common shares on July 10, 2025, at a price of $0.16 per share, for cash proceeds of $250;

•333,333 common shares on July 10, 2025, at a price of $0.03 per share.  Cash proceeds have not yet been received;

•6,000,000 common shares to the President on July 10, 2025. Cash proceeds have not yet been received.

On October 17, 2025, the Company filed Amended and Restated Articles of Incorporation with the authorizing 12,500 shares of Series A-1 Preferred Stock at $0.000001 par value per share. Each Series A-1 Preferred Share is convertible, at the holder’s option, into one share of Common Stock at a conversion price of $1.00 per share, subject to customary anti-dilution adjustments. Adjustments have been made within these financial statements related to this subsequent event.

MKG ENTERPRISES CORP.

FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025

MKG ENTERPRISES CORP.

Balance Sheets

As of June 30, 2025 and December 31, 2024

(Expressed in United States Dollars)

(Unaudited)

	June 30, 2025	December 31, 2024*
Assets
Current
Cash and cash equivalents	$5,594	$1,478
Accounts receivable	954	507
Due from shareholder	1,115	-
Total current assets	7,663	1,985

Total Assets	$7,663	$1,985

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$21,389	$20,812
Due to shareholder	-	984
Total current liabilities	21,389	21,796

Note Payable	109,800	109,800
Total Liabilities	131,189	131,596

Shareholders' Equity
Preferred Shares – Series A-1; 12,500 authorized; 12,500 issued and outstanding, par value $0.000001	-	-
Common shares - Class A; 35,000,000 authorized; 25,300,000 issued and outstanding, par value $0.000001	25	25
Additional paid-in capital	21,801	21,801
Accumulated deficit	(145,352)	(151,437)
Total Shareholders’ Equity	(123,526)	(129,611)

Total Liabilities and Shareholders' Equity	$7,663	$1,985

*Derived from audited financial statements

The accompanying notes are an integral part of these financial statements

MKG ENTERPRISES CORP.

Statements of Operations

For the six months ended June 30, 2025, and June 30, 2024

(Expressed in United States Dollars)

(Unaudited)

	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2024

Revenue	$38,811	$20,514

Operating Expenses
General and administrative	30,605	20,957
Total operating expenses	30,605	20,957

Income (loss) from operations	8,206	(443)

Other Income (expenses)
Other income	714	-
Interest expense	(2,874)	(479)
Interest income	39	73
Total other expense	(2,121)	(406)

Net Income (Loss) Before Income Tax	$6,085	$(849)
Income tax expense	-	-
Net Income (Loss) and Comprehensive Loss	$6,085	$(849)

Basic Income (Loss) per Share	$0.00	$0.00

Weighted Average Number of Common Shares Outstanding	25,300,000	25,300,000

The accompanying notes are an integral part of these financial statements

MKG ENTERPRISES CORP.

Statements of Cash Flows

For the Periods ended June 30, 2025, and June 30, 2024

(Expressed in United States Dollars)

(Unaudited)

	Six Months	Six Months
	Ended	Ended
	June 30, 2025	June 30, 2024
Cash Provided by (Used in)

Operating Activities
Net income (loss)	$6,085	$(849)
Changes in non-cash working capital items:
Accounts receivable	(447)	89
Accounts payable and accrued liabilities	577	1,026
Cash provided by (used in) operating activities	6,215	266

Financing Activities
Due to related party	(984)	(700)
Cash used in financing activities	(2,099)	(700)

Inflow (Outflow) of Cash and Cash Equivalents	4,116	(434)
Cash and cash equivalents - Beginning of period	1,478	2,929
Cash and cash equivalents - End of period	$5,594	$2,495

Supplemental disclosures of cash flow information:
Cash paid for interest	$815	$479
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements

MKG ENTERPRISES CORP.

Statement of Changes in Shareholders’ Equity

For the Periods ended June 30, 2025, and June 30, 2024

(Expressed in United States Dollars)

(Unaudited)

	Common Shares - Class A		Preferred Shares - Class B
					Additional paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders' Equity (Deficit)
	Common Shares	Share Capital	Preferred Shares	Share Capital

		$		$	$	$	$
Balance December 31, 2023	25,300,000	25	12,500	-	21,801	(140,881)	(119,055)
Net loss for the period	-	-	-	-	-	(849)	(849)
Balance June 30, 2024	25,300,000	25	12,500	-	21,801	(141,730)	(119,904)

Balance December 31, 2024	25,300,000	25	12,500	-	21,801	(151,437)	(129,611)
Net income for the period	-	-	-	-	-	6,085	6,085
Balance June 30, 2025	25,300,000	25	12,500	-	21,801	(145,352)	(123,526)

The accompanying notes are an integral part of these financial statements

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Periods ended June 30, 2025, and June 30, 2024

(Expressed in United States Dollars)

(Unaudited)

1.NATURE OF OPERATIONS

MKG Enterprises Corp., (the “Corporation”, the “Company”) was incorporated on March 23, 2013 and operates under the laws of the state of California applicable to a financial institution. The Corporation is a diversified financial service and digital asset technology company that provides tax refund services, financial consulting, and acts as an insurance agency and mortgage broker.

2.BASIS OF PREPARATION

The financial statements of the Company are prepared on the accrual basis of accounting using accounting principles generally accepted in the United States of America.

Going Concern

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of June 30, 2025, the entity has an accumulated deficit of $145,352, a net income for the period ending June 30, 2025, of $6,085, and a net cash provided by operating activities of $6,215.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

The financial statement do not include any adjustments that might result from the outcome of this uncertainty.

Comparative Financial Information

The comparative balance sheet as of December 31, 2024 and the comparative statements of operations, cash flows, and changes in shareholders’ equity for the periods then ended were derived from the Company’s audited financial statements, which are not presented herein. The interim financial statements as of and for the six months ended June 30, 2025, are unaudited.

3.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

Cash and cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased.

Accounts receivable and allowance for credit losses

Accounts receivable are stated net of the allowance for credit losses and customer deductions.  Payment terms are short-term in nature and are all less than one year.

Based on management’s assessment and current relationships with customers having outstanding balances, it has concluded that realization losses on balances outstanding at year-end were immaterial. There was no allowance for doubtful accounts as of June 30, 2025, and December 31, 2024.

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Periods ended June 30, 2025, and June 30, 2024

(Expressed in United States Dollars)

(Unaudited)

Advertising Costs

Advertising costs associated with marketing the Company's products and services are expensed as costs are incurred. The Company incurred advertising costs of $1,184, and $703, for the period ended June 30, 2025, and the period ended June 30, 2024.

General and Administrative Costs

General and administrative expenses consist of payroll and related expenses for employees and independent contractors involved in general corporate functions, including accounting, finance, tax, legal, business development, and other miscellaneous expenses.

Revenue recognition

The Company has adopted the provisions of FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue From Contracts with Customers (“ASC 606”), using the full retrospective method. ASC 606 eliminates industry-specific guidance and provides a single revenue recognition model for recognizing revenue from contracts with customers. The core principle of ASC 606 is that a reporting entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the reporting entity expects to be entitled in exchange for those goods and services.

In accordance with ASC 606, the Company utilizes the following steps to recognize revenues:

-Identify the contract with the customer

-Identify the performance obligations in the contract

-Determine the transaction price

-Allocate the transaction price

-Recognize the revenue when or as the entity satisfies a performance obligation

Revenue

The Company will recognize revenues from the different services provided, as outlined below:

•Tax Preparation Services – Revenue is recognized at a point in time when the tax return is completed and delivered to the customer, as performance obligations are satisfied upon completion of the service. Contract with customer is outlined in the invoice and transaction price is explicitly stated.

•Bookkeeping Services, month-to-month – Revenue is recognized over time as the services are performed. Performance obligations and transaction price are specified through contract or invoice.

•Ad-Hoc Consulting Services – Revenue is recognized at a point in time upon completion of the consulting engagement, as per the obligations included in the contract or invoice.

•Insurance Commissions – Revenue is recognized at a point in time when an insurance policy is bound and the Company’s placement obligation is fulfilled.  Transaction price is outlined in insurance policy commission agreement.

•Mortgage Loan Brokering Commissions – The Company earns commissions for arranging mortgage financing between borrowers and lenders. The Company acts as an agent in these arrangements, as it does not control the underlying mortgage product before transfer. Accordingly, revenue is presented on a net basis and recognized at a point in time when the mortgage closes and the commission is earned.

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Periods ended June 30, 2025, and June 30, 2024

(Expressed in United States Dollars)

(Unaudited)

Fair value measurements

The Company follows ASC 820, “Fair Value Measurements and Disclosures”, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the date of measurement. ASC 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying amounts shown of the Company’s financial instruments including cash and cash equivalent, prepaids, accounts receivable and accounts payable approximate fair value due to the short-term maturities of these instruments.

The Company had no financial assets required to be measured at fair value on a recurring basis as of June 30, 2025, and December 31, 2024.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Commitments and contingencies

The Company may at times be subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of business. When management believes that a liability is probable and can be reasonably estimated, a liability will be accrued. As of December 31, 2024, management is unaware of any matters which it believes warrant recognition and/or disclosure in the financial statements.

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Periods ended June 30, 2025, and June 30, 2024

(Expressed in United States Dollars)

(Unaudited)

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes pursuant to Accounting Standards Codification (“ASC”) 740, Income Taxes, which utilizes the asset and liability method of computing deferred income taxes. The objective of this method is to establish deferred tax assets and liabilities for any temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

ASC 740 also provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized. During the years ended December 31, 2024, and 2023 the Company recognized no adjustments for uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were recognized at June 30, 2025 and December 31, 2024. The Company expects no material changes to unrecognized tax positions within the next twelve months.

The Company has filed federal and state tax returns through December 31, 2024. The tax periods for the years ending December 31, 2022, through 2024 are open to examination by federal and state authorities.

Recent accounting pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

4.RELATED PARTY TRANSACTIONS

The Company enters into significant transactions with related parties, primarily for funding of its ongoing operations and follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure or related party transactions.  It is possible that the terms of such transactions would not be the same with these related parties as would result from transactions among unrelated parties.

During the period ended June 30, 2025, the Company paid payroll of $0 (Year ended December 31, 2024 - $1,300) to the President of the Company, and paid bonuses totaling $0 (Year ended December 31, 2024 - $2,395).  The Company also paid $2,327.82 of expenses incurred by the president for the period ended June 30, 2025 (Year ended December 31, 2024 - $273).

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Periods ended June 30, 2025, and June 30, 2024

(Expressed in United States Dollars)

(Unaudited)

Related Party – Due to shareholder

During the period ended June 30, 2025, the Company paid for a shareholder expenses and received funding from the related party in the net amount of $2,099 (Year ended December 31, 2024 - $88). As at June 30, 2025, Company was owed $1,115 by the shareholder (Year ended December 31, 2024 – the Company owed $984 to the shareholder).

5.NOTES PAYABLE

The Company received Economic Injury Disaster Loans (“EIDL”) totaling $109,800 in 2021 and 2022. These loans carry a 3.75% interest rate for up to 30 years; the payments were deferred for the first two years (during which interest will accrue), and payments of principal and interest are to be made over the remaining 28 years. The loan is secured by a blanket lien on all tangible and intangible assets of the Company, and there no penalty for prepayment. The balance of Company’s EIDL was $109,800 as of December 31, 2024 and 2023. There was a balance of accrued interest on the notes of $15,877 and $13,817 as of June 30, 2025 and December 31, 2024, respectively.

6.SHAREHOLDERS’ EQUITY

The Company’s authorized capital stock consists of 100,000,000 Common Shares and 25,000,000 Preferred Shares.

As of December 31, 2024, and 2023, the Company had 25,300,000, Class A Common Shares issued and 12,500 Class B Preferred Shares issued.

During the period ended June 30, 2025, and the year ended December 31, 2024, the Company did not issue any Class A Common shares or Class B Preferred shares.

7.REVENUE

Revenue by operating business segment is outlined in the table below, for the period ended June 30, 2025, and June 30, 2024:

	2025	2024
Tax Preparation Services	$21,072	$18,610
Bookkeeping Services	16,777	1,524
Insurance Commissions	380	381
Mortgage Loan Brokering Commissions	76	-
Other Revenue	506	-
Total revenue	$38,811	$20,514

8.CONTINGENCIES, COMPLIANCE WITH LAWS AND REGULATIONS

The Company is not aware of any legal proceedings or claims that management believes would have a material adverse effect on the Company’s financial position or results of operations.

9.GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The entity has realized losses and negative cashflows from operations for the years presented and may continue to generate losses.

MKG ENTERPRISES CORP.

Notes to the Financial Statements

For the Periods ended June 30, 2025, and June 30, 2024

(Expressed in United States Dollars)

(Unaudited)

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.  Management is in the process of raising funds to satisfy its capital needs. No assurance can be given that the Company will be successful in this effort. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

The financial statement do not include any adjustments that might result from the outcome of this uncertainty.

10.SUBSEQUENT EVENTS

Subsequent to June, 2025, the Company issued the following common shares:

•1,250 common shares on July 10, 2025, at a price of $0.16 per share, for cash proceeds of $200;

•1,562 common shares on July 10, 2025, at a price of $0.16 per share, for cash proceeds of $250;

•333,333 common shares on July 10, 2025, at a price of $0.03 per share.  Cash proceeds have not yet been received;

•6,000,000 common shares to the President on July 10, 2025. Cash proceeds have not yet been received.

Subsequent to the reporting date, the Company entered into multiple Simple Agreements for Future Equity (“SAFEs”), pursuant to which it raised aggregate gross proceeds and non-cash consideration of approximately $520,950. The SAFEs were executed in October 2025 and, in certain cases, were deemed effective as of earlier dates.

The SAFEs are non-interest bearing and do not have stated maturity dates. Upon the occurrence of a qualifying equity financing, the SAFEs convert into equity at the lower of (i) a price reflecting a 20% discount to the equity financing price or (ii) a post-money valuation cap of $75,000,000. In the event of a liquidity event or dissolution, holders are entitled to receive the greater of their original investment amount or the amount payable on an as-converted basis, subject to customary liquidation priority provisions.

No SAFEs had converted into equity as of the date of issuance of these financial statements. The SAFEs are presented in the financial statements based on management’s assessment of their contractual terms and classification under U.S. GAAP, with no adjustment to amounts recognized as of the reporting date.

In addition, subsequent to the reporting date, the Company’s board of directors and shareholders approved a written consent ratifying certain historical corporate actions, including the issuance of shares and SAFEs, the designation of a series of preferred shares, the appointment of directors and officers, and the adoption of amended and restated governing documents. These ratifications did not result in any changes to the Company’s financial position as of the reporting date.

The Company evaluated subsequent events through the date these financial statements were issued.

PART III

INDEX TO EXHIBITS

Index to Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:
2. Charter and Bylaws
2.1	Third Amended and Restated Articles of Incorporation	Filed herewith.
2.2	Amended and Restated Bylaws	Filed herewith.
4. Subscription Agreement
4.1	Subscription Agreement	Filed herewith.
11. Consents
11.1	Consent of Independent Auditor	Filed herewith.
12. Opinion re: Legality
12.1	Opinion of Centarus Legal Services Ltd.	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular and the correlating Offering Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the city of Fresno, California.

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

MKG Enterprises Corp., a California corporation

By: /s/ Marshawn Govan
Printed Name: Marshawn Govan
Title: Chief Executive Officer, President and Director
Date: March 19, 2026

By: /s/ Erin Frey
Printed Name: Erin Frey
Title: Chief Financial Officer and Treasurer
Date: March 19, 2026